SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                )

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[   ]  Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HESS CORPORATION

1185 AVENUE OF THE AMERICAS

NEW YORK, N.Y. 10036

March 23, 2012

Dear Stockholder:

The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 2, 2012, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

We are pleased to furnish our proxy materials to our stockholders over the internet, as permitted by Securities and Exchange Commission rules. We believe this process will enable us to provide you with a convenient way to access our proxy materials, while reducing the costs and environmental impact of our annual meeting. A paper copy of our proxy materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, after reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, internet or mail as described in your proxy card or the Notice of Internet Availability of Proxy Materials. If you submit your proxy over the internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you have received a paper copy of the proxy materials and choose to submit your vote by traditional proxy or voting instruction card, please sign, date and mail the card in the enclosed pre-addressed reply envelope. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board

and Chief Executive Officer

HESS CORPORATION

1185 AVENUE OF THE AMERICAS

NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 2, 2012, at 2:00 P.M.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 2, 2012, at 2:00 P.M., local time, for the following purposes:

1.	To elect five directors for the ensuing three-year term (pages 1 to 46 of proxy statement);

2.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as independent auditors (pages 47 and 48);

3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers (pages 48 to 50);

4.	To approve an amendment to the company’s 2008 long term incentive plan (pages 51 to 63);

5.	To act upon a stockholder proposal recommending that the board of directors take action to declassify the board if properly introduced at the meeting (pages 64 to 66); and

6.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 16, 2012 will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry

Secretary

New York, New York

March 23, 2012

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card if you request paper copies of proxy materials, or to use the telephone or internet method of voting described in your proxy card or the Notice of Internet Availability of Proxy Materials, so that if you are unable to attend the meeting your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 2, 2012:

Hess Corporation’s proxy statement and 2011 annual report are available at http://www.proxyvoting.com/hes

HESS CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on May 2, 2012, at 2:00 P.M., local time.

The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being furnished to stockholders is March 23, 2012.

Holders of record of common stock of the company at the close of business on March 16, 2012 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 16, 2012, there were 341,565,687 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission rules, we are making our proxy materials available to stockholders over the internet. On or about March 23, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. This Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice.

If at the close of business on March 16, 2012 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Brokers are not permitted to vote your shares for the election of directors, for the advisory vote on executive compensation, for the amendment to the 2008 long-term incentive plan or for or against the stockholder proposal without your instructions as to how to vote. Please return your completed proxy card so that your vote can be counted.

If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or Notice. A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein,

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2012,

•	for the advisory approval of the compensation of our named executive officers,

•	for the approval of the amendment to our 2008 long-term incentive plan described herein, and

•	neither for nor against the stockholder proposal recommending declassification of the board.

You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy, by revoting your shares by telephone or on the internet, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

At the annual meeting, five directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. In 2011 the board of directors adopted amendments to the company’s by-laws to provide for majority voting in uncontested elections of directors (which is the case for the election of directors at the 2012 annual meeting). Accordingly, to be elected as a director of the company at the 2012 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the 2012 annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board of directors. The corporate governance and nominating committee is then required to make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

The following table presents information as of March 7, 2012 on the nominees for election as directors of the company and the directors continuing in their respective terms of office, including the specific experience, qualifications, attributes or skills that led the board to conclude that such person should serve as a director:

Nominees for Director

Class III

For the three year term expiring in 2015

Name	Age	Director since	Principal occupation, other directorships and experience
John B. Hess	57	1978	Chairman of the Board and Chief Executive Officer. Director, Dow Chemical Company, KKR Management LLC, General Partner of KKR & Co. L.P. Mr. Hess has 34 years experience with the company and is its longest-serving director. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have had a long-standing commitment to the company.

Name	Age	Director since	Principal occupation, other directorships and experience

Samuel W. Bodman	73	2009	Former Secretary of the United States Department of Energy; Former Deputy Secretary of the United States Department of the Treasury. Director, E.I. duPont de Nemours and Company, AES Corporation, Weatherford International Ltd. Prior to his government service, Mr. Bodman was chairman of the board and chief executive officer of a global specialty chemicals company, which also had activities in liquefied natural gas, and was president and chief operating officer of a large financial services firm. During his career in the public and private sector, Mr. Bodman acquired managerial, financial and technical experience, particularly as they relate to the energy sector.

Risa Lavizzo-Mourey	57	2004	President and Chief Executive Officer, The Robert Wood Johnson Foundation. Director, Genworth Financial, Inc. Former Director, Beckman Coulter Inc. Dr. Lavizzo-Mourey has varied managerial and technical experience in matters relating to charitable organizations and health care.

Craig G. Matthews	68	2002	Former Vice Chairman and Chief Operating Officer, KeySpan Corporation (gas distribution, electricity generation and energy services company). Former Chief Executive Officer and President, NUI, Inc., Director, National Fuel Gas Company, Republic Financial Corp. During his career, Mr. Matthews acquired managerial and financial experience, particularly in applying accounting principles to issues affecting energy companies, relevant to his service as the financial expert on the company’s audit committee.

Ernst H. von Metzsch	72	2003	Managing Member, Cambrian Capital, L.P. (investment firm); Former Senior Vice President and Partner, Wellington Management Company (investment company). Mr. von Metzsch specialized in investments in energy companies and currently heads his own investment firm. During his career, Mr. von Metzsch acquired financial experience and knowledge of the energy industry and views of the investment community.

Members of Board of Directors Continuing in Office

Class I

Term expiring in 2013

Name	Age	Director since	Principal occupation, other directorships and experience
Nicholas F. Brady	81	1994	Chairman, Choptank Partners, Inc. (investment firm); Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (former investment banking firm). Director, Franklin Templeton Investment Fund, Holowesko Partners Ltd., Weatherford International Ltd. During his career in public and private sector service, Mr. Brady acquired financial, managerial and investment banking experience, international public policy knowledge, and relationships in business and government.

Name	Age	Director since	Principal occupation, other directorships and experience

Gregory P. Hill	51	2009	Executive Vice President and President, Worldwide Exploration and Production. Mr. Hill has over 25 years experience in the oil and gas industry. His in-depth knowledge of exploration and production operations, both as to the industry generally and the company in particular, helps to inform the board on decisions relating to this segment of the company’s business.

Thomas H. Kean	76	1990	President, THK Consulting, LLC (consulting firm); Former President, Drew University; Former Governor of the State of New Jersey. Director, Franklin Resources, Inc. Former Director, The CIT Group, Inc., The Pepsi Bottling Group, United Health Group Incorporated. Mr. Kean has varied experience in government, education and the private sector.

Frank A. Olson	79	1998	Former Chairman of the Board and Chief Executive Officer, The Hertz Corporation. Director or trustee of various Franklin Templeton mutual funds. Director, Franklin Resources, Inc. During his career, Mr. Olson acquired managerial, marketing and financial experience.

Class II

Term expiring in 2014

Name	Age	Director since	Principal occupation, other directorships and experience
Edith E. Holiday	60	1993	Corporate Director and Trustee; Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury. Director, Canadian National Railway Company, H.J. Heinz Company, RTI International Metals, Inc., White Mountains Insurance Group Ltd., Director or trustee of various Franklin Templeton mutual funds. Ms. Holiday has legal and managerial experience in the public and private sectors.

John H. Mullin III	70	2007	Chairman, Ridgeway Farm LLC (private company engaged in timber and farming activity); Former Managing Director, Dillon, Read & Co. Inc. (former investment banking firm). Director, Progress Energy, Inc., Sonoco Products Company. Former Trustee, The Putnam Funds. Mr. Mullin has a financial background and investment banking experience.

F. Borden Walker	58	2004	Executive Vice President and President, Marketing and Refining. Mr. Walker has over 30 years experience in the oil and gas industry. Mr. Walker’s in-depth knowledge of marketing and refining operations, both as to the industry generally and the company in particular, helps to inform the board’s decisions on matters relating to this segment of the company’s business.

Robert N. Wilson	71	1996	Chairman, Mevion Medical Systems (medical device company); Former Vice Chairman of the Board of Directors, Johnson & Johnson. Director, Charles Schwab Corporation, Synta Pharmaceuticals Corp. Former Chairman, Caxton Health Holdings, LLC. During his career, Mr. Wilson acquired managerial, marketing, financial and international experience.

All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. From 2005 to 2009, Mr. Bodman was Secretary of the United States Department of Energy. Prior to his joining the company in January 2009, Mr. Hill was employed by Royal Dutch Shell plc. and its affiliates for 25 years, having served most recently in senior executive positions in exploration and production operations. Mr. Wilson was chairman of Caxton Health Holdings LLC from 2004 to 2007.

Messrs. Hess, Brady and Kean may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

The board of directors met 9 times in 2011, including 8 regularly scheduled meetings and 1 special meeting. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2011.

Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the corporate governance and nominating committee, Mr. Brady, presides at these meetings.

The company expects all directors and nominees to attend the annual meeting of stockholders. All but one of the directors attended last year’s annual meeting.

Director and Nominee Independence

The board of directors has affirmatively determined that ten of the thirteen directors on the board, namely, Mr. Bodman, Mr. Brady, Ms. Holiday, Mr. Kean, Ms. Lavizzo-Mourey, Mr. Mullin, Mr. Matthews, Mr. Olson, Mr. von Metzsch and Mr. Wilson, are independent within the meaning of rules and standards of the New York Stock Exchange. The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board determined that service by Messrs. Brady, Kean and Mullin as executors of the estate of Leon Hess or as trustees of certain related trusts and entities does not impair their independence because there are no factors relating to such service that would exert influence on their decisions with respect to matters affecting the company.

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with rules of the New York Stock Exchange. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the New York Stock Exchange and the Securities and Exchange Commission applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the Chairperson of the Corporate Governance and Nominating Committee, Hess Corporation, P.O. Box 2694, Easton, Maryland 21601. The stockholders may also communicate directly to the chairperson of this committee by e-mail to directors@hess.com. Communications sent by mail or e-mail will be reviewed by the chairperson of the corporate governance and nominating committee and will be referred for resolution and response as deemed appropriate by the chairperson. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Board Leadership Structure

At present, the board of directors of the company has chosen to combine the positions of chief executive officer and chairman of the board. The board currently believes that the interests of the company and its stockholders are better served with one individual serving in both roles and that the chief executive officer is the individual with the necessary experience, commitment and support of the other board members to also effectively carry out the role of chairman. The board is aware that in the future, there may be circumstances under which an independent chairman is appropriate and believes it is important to retain the organizational flexibility to determine whether the roles of chairman of the board and chief executive officer should be separated or combined in one individual.

The board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure. Moreover, the board believes that combining the chairman and chief executive officer positions does not impede independent oversight. Ten of the thirteen members of the board of directors are independent under New York Stock Exchange rules. Mr. Nicholas Brady, chairman of the corporate governance and nominating committee, acts as the lead independent director for the board. The independent directors meet in an executive session after each regular board meeting and Mr. Brady acts as chairman of these sessions, at which the independent directors have the opportunity to frankly discuss management performance.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The company’s code of business conduct and ethics provides that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related transaction occurred in the prior fiscal year. If any proposed or existing related transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of and process for the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the New York Stock Exchange.

Compensation and Management Development Committee

The compensation and management development committee of the board of directors is composed of Thomas H. Kean, Chairman, Samuel W. Bodman, Nicholas F. Brady, Frank A. Olson, Ernst H. von Metzsch and Robert N. Wilson. The board has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. This committee met four times in 2011.

The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the New York Stock Exchange. A current copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	review the performance and approve the compensation of the company’s chief executive officer and other named executive officers,

•	review and monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long-term incentive plans,

•	review management development and succession programs,

•	approve the retention and review the performance of independent compensation consultants to the committee, and

•	prepare its annual report on executive compensation for the company’s proxy statement.

The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 20.

Corporate Governance and Nominating Committee, Board Diversity and Consideration of Stockholder Recommended Candidates

The corporate governance and nominating committee is composed of Nicholas F. Brady, Chairman, Samuel W. Bodman, Edith E. Holiday and Thomas H. Kean. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. The corporate governance and nominating committee met three times in 2011.

The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the New York Stock Exchange. A current copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by Securities and Exchange Commission rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community,

•

current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business,

•	ability and willingness to commit adequate time to board and committee matters,

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company,

•	diversity of viewpoints, background and experience, and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The board believes this diversity is amply demonstrated in the varied experience, qualifications and skills of the current members of the board. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The committee meets to recommend nominees for election at each annual meeting early in the year, generally at a February meeting. From time to time throughout the year, in advance of that meeting, members of the committee will be furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

Each of the nominees for election at the 2012 annual meeting was initially recommended either by the non-management directors on the corporate governance and nominating committee (or its predecessor committee) or the chief executive officer. The committee currently does not retain a search firm to identify potential candidates and has not paid fees to any third parties to assist in identifying or evaluating potential nominees.

Audit Committee

The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Craig G. Matthews, Risa Lavizzo-Mourey, John H. Mullin and Frank A. Olson. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The board has also determined that Craig G. Matthews is the “audit committee financial expert” as this term is defined under applicable rules of the Securities and Exchange Commission. The audit committee met six times in 2011. In addition, the audit committee held four reviews of quarterly financial results with management and the company’s independent registered public accountants.

The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. A current copy of the charter is available on the company’s website at www.hess.com and without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence,

•	the review of risk and risk controls, and

•	the company’s environmental, health, safety and social responsibility programs and compliance.

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent registered public accountants are responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2011 with management and the independent registered public accountants. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent registered public accountants. In addition, the committee has received from the independent registered public accountants the annual independence disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accountants’ communications with the audit committee concerning independence and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

During 2011, the audit committee met with management, the independent registered public accountants and the internal auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations,

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures,

•	issues raised on the company’s hotline reporting system,

•	matters related to risk and risk controls, and

•	all communications required by PCAOB Standards.

The audit committee also met separately with the independent registered public accountants and the internal auditors without management present.

In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as independent registered public accountants for 2012. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman

Edith E. Holiday

Risa Lavizzo-Mourey

Craig G. Matthews

John H. Mullin

Frank A. Olson

Risk Management Oversight

In the normal course of its business, the company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates and currencies, technical risks affecting the company’s resource base, political and regulatory risks and credit and investment risk.

The company operates a risk control program under the direction of its chief risk officer and through its corporate risk policy, which senior management has approved. The company is continuing to develop and implement an enterprise risk program across the company to strengthen the consistency of risk consideration in making business decisions. For marketing and trading activities, risk limits are monitored and reported on a daily basis to business units and to senior management. The company has a risk committee, chaired by the chief financial officer, consisting of key finance, legal and risk control executives that meets throughout the year to review risk exposures and controls.

The audit committee of the board of directors has been delegated primary responsibility for oversight of the company’s risk management practices. At least annually the chief risk officer presents a comprehensive review of the company’s corporate risk policy to the audit committee, discussing the risk control organization and risk control practices. The audit committee will also receive updates at other meetings during the year on any particular matters relating to risk controls that management believes needs to be brought to the attention of the committee. In addition, the full board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. The chief risk officer reviews the enterprise risk program with the board annually.

Executive Compensation and Other Information

Compensation Discussion and Analysis

Executive Summary

2011 Highlights.  While 2011 was a challenging year operationally for the company, we continued to make significant progress in increasing our crude oil and natural gas reserves, acquiring strategic acreage and positioning our company for long-term profitable growth. However, in recognition of the operational difficulties and the decline in the company’s stock price in 2011, the compensation and management development committee:

•	Held the chief executive officer’s (“CEO”) salary flat for 2012,

•	Reduced the CEO’s 2011 cash bonus by $500,000 or 13.3%, and

•

Made a significant change in our compensation philosophy by restructuring the long-term incentive program for the company’s officers, including the named executive officers (“NEOs”), to eliminate the use of stock option awards and to provide that 50% of the award opportunity is in the form of performance share units that are earned (or forfeited) based on the level of achievement of a new relative total shareholder return (“TSR”) performance goal measured over a three-year period, with the remaining 50% of the award opportunity in the form of restricted stock. This program will more closely align the interests of our officers and stockholders.

In 2011 the company:

•	Achieved net income of $1.7 billion, despite lower oil and gas production volumes and weaker refining results,

•	Replaced 147% of production and increased reserve life to 11.4 years from 9.9 years at year-end 2010,

•	Completed several strategic transactions including significant acreage acquisitions in the emerging Utica Shale play in Ohio and in the Kurdistan Region of Iraq,

•	Sanctioned development of its Tubular Bells prospect in the Gulf of Mexico, and

•	Received recognition for its sustainable business practices in 2011, being ranked 1st among S&P 500 companies for “clean capitalism” by a Canadian magazine promoting responsible business practices.

The company also experienced some disappointments in 2011 including:

•

An 11% decrease in crude oil and natural gas production due to several external short-term factors, including civil unrest in Libya, weather related delays in the United States, the temporary shut-in of a Gulf of Mexico well and a fire at an outside-operated field in Norway, and

•

A marketing and refining loss of $584 million in 2011, including an after tax charge of $525 million, resulting from the closing of the HOVENSA joint venture refinery in St. Croix, U.S. Virgin Islands.

2011 Pay for Performance.  We believe our 2011 compensation reflects the performance challenges that confronted the company during 2011. Our CEO received no salary increase in 2011 from 2010 levels. The cash bonus for the CEO for 2011 was $3,250,000, a decrease of $500,000 or 13.3% from the comparable amount for 2010. Moreover, the intrinsic value of the awards of stock options and restricted stock awarded to the CEO in February and March 2011, respectively, which reflected 2010 performance, decreased significantly at year-end 2011, reflecting the Company’s lower stock price at December 31, 2011 compared with that at February 2, 2011. The following graph shows the realizable pay of the CEO for each of the three year periods ending December 31, 2009, 2010 and 2011, and the correlation with the indexed TSR of Hess common stock on these dates. For this purpose, realizable pay means the sum of salary, cash bonus, and the intrinsic value of stock options and the market value of restricted stock awarded in each of these three-year periods, with stock options and restricted stock valued at year-end 2009, 2010 and 2011 closing prices of Hess common stock. All of the stock options granted to the CEO in these periods remained unexercised during these periods.

CEO Realizable Pay

Salaries for our other NEOs for 2011 rose only 2.3% on average, and the cash bonuses for the other NEOs decreased by 12.6% on average from the comparable amounts for 2010, more than offsetting their 2011 salary increases. These other NEOs also experienced a similar proportional decrease to that of the CEO in the intrinsic value of their stock options and restricted stock awarded in 2011 during the year.

Compensation Program Highlights.  Our compensation program is designed to focus our executive officers on Hess’ continued success and creating shareholder value. This is done by delivering a significant portion of their compensation in the form of performance-based incentives. In order to earn short-term incentive compensation, management must implement and execute on a strategy that requires achievement of corporate net income goals and certain business unit financial and operating metrics. The long-term components provide executives considerable incentive to maximize the company’s long-term financial growth. With a majority of potential compensation at risk, the compensation program effectively aligns the interests of our executive officers with those of our stockholders.

Significant change in Compensation Philosophy—Implementation of Performance Share Units Program and Elimination of Stock Option Awards:  In 2012 the compensation and management development committee made significant changes to the company’s long-term incentive program for the company’s officers, including the NEOs, to bolster the link between pay and performance. In March 2012, the committee changed the long-term incentive award program so that 50% of the shares awarded annually will be performance share units and the remaining 50% will be in the form of restricted stock, with stock option awards being eliminated. Payouts on performance share awards will be determined based on the relative performance of the company’s TSR over a three-year performance period ending December 31, 2014 compared with that of fifteen peer companies specified in the 2012 Comparator Group on page 21. Payouts of the 2012 performance share awards will range from 0 to 200% of the target award based on the company’s TSR ranking within the peer group as shown below:

However, in the event that the company’s TSR for the performance period is negative, payout for such period will not exceed 100% of target. In the event the number of peer companies in the peer group including the company is reduced during the performance period by reason of merger, sale, dissolution, bankruptcy or similar circumstances, to 15, 14 or 13, payouts will be made in accordance with alternate payout schedules, and if such number is reduced to fewer than 13, the compensation and development committee will recalibrate the payouts commensurate with the reduced number. To the extent earned, performance shares will be paid in shares of Hess common stock which will vest and be issued following the end of the performance period. Dividend equivalents for the performance period will accrue on performance shares and will only be paid out on earned shares after the performance period. In making these changes to the long-term incentive program, the committee was mindful of the preference of some of the company’s stockholders that delivery of long-term incentive compensation be linked in part to attainment of an objective performance metric, and it believes these changes will further reinforce the linkage of the interests of the company’s executives with those of the stockholders.

Our Compensation Principles

What We Strive For

•

Pay for Performance. Under our compensation program, a significant portion of the compensation for our NEOs is linked to corporate and stock performance. On average, less than 20% of our NEO’s total direct compensation is guaranteed, in the form of base salary. For our CEO, base salary provides only 11% of total direct compensation. The remainder of our compensation program is dependent on achieving annual bonus goals, specified cash flow hurdles and the performance of our stock. The linkage between pay and performance will be strengthened by our new performance share program.

•

Retain, Attract and Motivate Key Talent. The compensation program structure provides a combination of fixed and variable programs designed to attract, retain, and motivate the most talented executives who can help achieve superior financial results for our company. These programs are designed not only to attract and motivate our senior management team, but also to promote retention via three-year vesting schedules.

•

Align Executive Interests with Stockholders. In order to create alignment with stockholders, all of our long-term incentive awards are equity based, linking approximately 60% to 65% of NEO pay to the value and appreciation of our company’s stock. The grant of restricted stock awards is contingent upon the achievement of a performance goal relating to the attainment of a specified minimum cash flow hurdle.

•

Put a Significant Portion of Executive Pay at Risk. While our NEOs past cash bonuses and equity awards were performance based and at risk depending on the attainment of corporate and business unit metrics and the company’s stock price, our new performance share plan significantly increases our NEOs’ at risk pay. If the company is among the bottom performers of its peer group in relative TSR over the three-year period from 2012 to 2014, our NEOs will not receive any payout on their performance shares awarded in 2012.

•

Emphasize a Culture of Safety and Sustainability. Hess is committed to help meet the world’s demand for energy in a way that protects the health and safety of our stakeholders and the environment and makes a positive impact on the communities where we do business. This commitment is further explained in our annual sustainability report available on our website at www.hess.com. Our compensation programs are designed to align executives with this commitment. Health, safety and environmental performance are addressed in both the business unit metrics and individual performance assessment components of our annual cash bonus plan and are also qualitatively considered in our long-term equity compensation determinations.

•

Mitigate the Company’s Compensation Risk. While our programs encourage pay for performance, they are also designed with prudent risk management in mind. Some mitigating features of the annual cash bonus plan include limiting the upside potential to 150% of target, incorporating multiple financial and operational metrics, providing appropriate balance between short-term and long-term incentives, and aligning performance goals with the company’s business strategy. Our new performance share program payout is capped at 200% of target. In addition, our recoupment policy for the CEO and chief financial officer requires repayment of incentive and equity-based compensation in the event of a restatement of our financial statements due to misconduct.

•

Require Stringent Stock Ownership Guidelines. In the past two years, we increased the stock ownership multiple from 5 to 6 times base salary for the CEO and increased the ownership guidelines for directors from 5,000 shares to a value of shares equal to a multiple of 5 times their annual retainer.

•	Provide Consistent Benefit Programs. Our executives participate in the same health and welfare benefit and savings programs as other salaried employees.

•	Limit Perquisites. The company strictly limits perquisites to executives and did not provide perquisites or personal benefits valued at $10,000 or more to any NEO in 2011.

•	Review Share Utilization Annually. Each year we review the annual utilization of shares for our equity compensation as a percentage of outstanding shares and the dilutive effect on our stockholders.

•

Permit the Deductibility of Incentive Compensation. Our performance incentive plan for senior officers is designed to provide for deductibility of the cash bonus paid and restricted stock awarded to our NEOs. Our 2008 long-term incentive plan also is designed to provide for deductibility of compensation in respect of the performance shares awarded in 2012.

•

Provide Independent Oversight of Programs. The compensation and management development committee, which is composed of only independent directors, has exclusive authority for approving the compensation of our NEOs and may exercise discretion in determining the amount and form of compensation in order to ensure that our guiding principles are followed. The committee benefits from the advice of an independent compensation consultant which provides no other services to the company.

What We Prohibit

•	No Employment Contract for CEO.

•	No Excise Tax Gross-ups in Future Change-in-Control Agreements.

•	No Repricing of Stock Options.

•	No Hedging Permitted on awarded Hess Stock by Directors or Executive Officers.

•	No Dividends Equivalents are Paid on Unearned Performance Shares.

•	No Dividends are Paid on Unearned Restricted Shares.

2011 Say on Pay Vote Results

At our 2011 annual meeting, stockholders expressed substantial support for the compensation of our NEOs, with approximately 87% of the votes cast in favor of the “say on pay” advisory resolution approving our executive compensation. While the compensation and development committee was gratified by this strong showing of support, the committee also considered areas for improvement for our executive compensation program identified by certain of our stockholders and stockholder advocacy groups in connection with the 2011 “say on pay” vote. Based in part on this stockholder feedback, in March 2012, the committee implemented the performance share program for our officers, including the NEOs, discussed previously and eliminated the use of stock options. The compensation and management development committee will continue working to ensure that the design of the company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The compensation and management development committee will continue to use the “say on pay” vote as a guidepost for stockholder sentiment and continue to respond to stockholder feedback.

Total Compensation Objectives and Policies

The compensation and management development committee of the board of directors, or as used in this compensation discussion and analysis, the committee, approves and oversees our executive compensation programs. The objective of our executive compensation programs is to attract and retain executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. We attempt to reinforce the link between pay and performance by structuring executive compensation so that executives are rewarded if corporate, business unit and individual performance goals are achieved. Moreover, the committee believes that the majority of compensation should be related to the performance of our common stock in order to align senior management interests more closely with those of our stockholders and to provide incentives to work for the long-term profitable growth of the company. The company’s compensation strategy is intended to mitigate business risk by emphasizing long-term compensation and performance measures correlated with increasing stockholder value. The principal elements of an executive’s total compensation consist of:

•	annual cash salary,

•	annual cash bonus, and

•

long-term equity compensation, historically consisting of stock options and restricted stock awards. However, beginning in 2012 the committee has decided to grant performance shares instead of stock options as described above under “Executive Summary”.

We also review other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally in order to evaluate the entire compensation package offered to executives.

Processes and Procedures for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. The human resources department, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs, in accordance with the compensation objectives and policies more fully described elsewhere in this compensation discussion and analysis.

To assist in its review of the compensation recommendations, in 2011 the committee engaged the firm Pay Governance LLC as its compensation consultant. In this capacity, Pay Governance reported exclusively to the committee, which has sole authority to engage, dismiss and approve the terms of engagement of the consultant. During 2011, Pay Governance did not provide any additional services to the Company.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. Although the consultant interacts with senior executives in our human resources department and with senior management in developing compensation recommendations, the consultant meets privately with the committee in advising on compensation levels for the CEO and the other NEOs. Final decisions on compensation for these individuals are made solely by the committee.

The compensation recommendations are reviewed annually by the compensation and management development committee, usually at a February or March meeting. The CEO meets with the compensation and management development committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the compensation consultant to review the compensation recommendations. The committee then determines compensation for the CEO and other NEOs based on the advice of the compensation consultant and in accordance with the compensation objectives and policies described in this compensation discussion and analysis.

In accordance with its charter, the corporate governance and nominating committee periodically reviews and determines appropriate levels of compensation for directors. To assist in conducting this review and making these determinations, this committee has in the past engaged a consultant, Mercer Human Resources Consulting, to compile comparative data and make recommendations.

Total Compensation Methodology and Comparator Group

In order to ensure that our compensation and benefit programs are competitive within our industry, the committee reviews data from a comparative group of oil and gas companies. In 2011, for the NEOs, comparative data was collected by the compensation consultant from the 2011 comparator group set forth below. In 2012, the compensation and management development committee changed the comparator group for the reasons discussed below:

2011 Comparator Group

•	Anadarko Petroleum Corporation
•	Apache Corporation
•	BG Group Inc.
•	BP plc
•	Chevron Corporation
•	ConocoPhillips
•	Devon Energy Corporation
•	EOG Resources Inc.
•	Exxon Mobil Corporation
•	Marathon Oil Corporation
•	Murphy Oil Corporation
•	Occidental Petroleum Corporation
•	Royal Dutch Shell plc
•	Sunoco Inc.
•	Tesoro Petroleum Corporation
•	Valero Energy Corporation

2012 Comparator Group

•	Anadarko Petroleum Corporation
•	Apache Corporation
•	BP plc
•	Chevron Corporation
•	ConocoPhillips
•	Devon Energy Corporation
•	EOG Resources, Inc.
•	Exxon Mobil Corporation
•	Marathon Oil Corporation
•	Murphy Oil Corporation
•	Occidental Petroleum Corporation
•	Royal Dutch Shell plc
•	Statoil ASA
•	Talisman Energy Inc.
•	Total S.A.

In view of the closing of the HOVENSA refinery in 2012 and the consequent diminished role of refining in the Company’s portfolio, the committee removed the refining companies Sunoco Inc., Tesoro Petroleum Corporation and Valero Energy Corporation from its comparator group for 2012. In addition, in order to provide greater alignment with the activities of the company’s growing exploration and production business, the committee removed BG Group Inc. and added Statoil ASA, Talisman Energy Inc., and Total S.A. to its comparator group for 2012.

Total Direct Compensation

Generally, our objective is to deliver competitive total direct compensation, consisting of cash salary, cash bonus and long-term equity compensation, if specified corporate and business unit performance metrics and individual performance objectives are met. We consider competitive total direct compensation to be total direct compensation for an executive officer that is at or above that paid to executive officers performing similar functions at a majority of our peer companies. We choose to pay this level of compensation in order to remain competitive in attracting and retaining talented executives. Many of our competitors are significantly larger and have financial resources greater than our own. The competition for experienced, technically proficient executive talent in the oil and gas industry is acute, as companies seek to draw from a limited pool of such executives to explore for and develop hydrocarbons that increasingly are in more remote areas and are technologically more difficult to access. We believe that it is necessary to pay at this level to attract talented professionals who might otherwise believe that they are not sufficiently rewarded for the risk of relocating from a larger to a smaller company in the oil and gas industry. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, and individual performance.

We structure total direct compensation to the NEOs so that the majority of this compensation is delivered in the form of equity awards in order to provide incentives to work toward long-term profitable growth that will enhance stockholder returns. We also structure their cash compensation so that a significant portion is at risk under the company’s cash bonus plan, payable based on corporate, business unit and individual performance. We believe that the mix and structure of compensation strikes a balance to promote long-term returns without motivating or rewarding excessive or inappropriate risk taking. In the following sections, we further detail each component of total direct compensation.

2011 Total Direct Compensation Mix

The mix of compensation for the named executive officers in 2011 was consistent with our goal of structuring total direct compensation so that most is delivered in the form of long-term equity awards and a significant portion of cash compensation is at risk.

The graphs below illustrate the portions of total direct compensation of each of the named executive officers paid as salary and annual cash incentive bonus for 2011 and long-term equity incentive compensation made in 2011 reflecting 2010 performance as shown in the Summary Compensation Table.

Annual Cash Salary

General Objectives.  In determining base salary level for executive officers, the committee considers the following qualitative and quantitative factors:

•	job level and responsibilities,

•	relevant experience,

•	individual performance,

•	recent corporate and business unit performance, and

•	our objective of paying competitive total direct compensation if performance metrics are met.

We review base salaries annually, but we do not necessarily award salary increases each year. From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion.

2011 Base Salary Increases.  In February 2011 the committee decided not to increase Mr. Hess’ salary, the third consecutive year without a salary increase. The committee approved salary increases for the other NEOs as follows: Mr. Hill, 4.4%; Mr. Walker, 1.1%; and Mr. Goodell, 3.7%. Mr. Rielly did not receive a salary increase for 2011. The increases were approved in view of the company’s improved financial and operational performance and these officers’ individual performance in 2010.

Annual Cash Bonus

Elements of Cash Bonus Plan.  The annual cash bonus plan for executive officers has both quantitative and qualitative elements. We establish a target bonus for each executive officer based on his or her job level and responsibility and competitive levels for similar positions. For executive officers, including the NEOs:

•	one-third of the target bonus is based on the attainment of a specified target level of a corporate performance metric,

•	one-third is based on attainment of specified business unit metrics, and

•	one-third is based on individual performance and other qualitative factors.

We developed these weightings to link two-thirds of the bonus to quantifiable performance measures but also to permit discretion to recognize individual performance for the remaining one-third. Payouts may range from 0% to 150% for each component of the target bonus, depending upon the percent of attainment of the corporate and business unit performance measures and, with respect to the individual performance component, the committee’s determination of an appropriate amount. In determining the individual performance component, the committee may also take into consideration the desired level of total direct compensation for a particular executive officer.

Determination of Corporate Performance Metric.  Our corporate performance metric for 2011 was net income before after-tax interest expense and items affecting comparability of income between periods. The amount attained for 2011 is calculated as shown under “2011 Cash Bonus Plan Payouts” below. The specific target level of the corporate performance measure to be attained is established with the intention of motivating superior financial performance compared with that of our peers.

Determination of Business Unit Metrics.  Business unit metrics vary for exploration and production and marketing and refining and may also vary among units within a division. Business unit metrics for exploration and production executives may include, for example, those related to production growth, controllable costs and safety. Metrics for marketing and refining executives may include, for example, those related to income, direct cash expenses, environmental reporting and safety. The specific targeted levels of business unit performance that are to be attained are established with the intention of motivating continued improvement in performance in an effort to attain first quartile performance compared with our peers.

Historical Attainment of Corporate and Business Unit Metrics.  The graph below shows the levels of attainment of the corporate metric and business unit metrics for exploration and production and marketing and refining for the years 2005 through 2011.

	2011			2010			2009
	Corporate Net Income	Exploration & Production	Marketing & Refining	Corporate Net Income	Exploration & Production	Marketing & Refining	Corporate Net Income	Exploration & Production	Marketing & Refining
Maximum
Above Target
Target
Below Target
Below Threshold

	2008			2007			2006
	Corporate Net Income	Exploration & Production	Marketing & Refining	Corporate Net Income	Exploration & Production	Marketing & Refining	Corporate Net Income	Exploration & Production	Marketing & Refining
Maximum
Above Target
Target
Below Target
Below Threshold

	2005
	Corporate Net Income	Exploration & Production	Marketing & Refining
Maximum
Above Target
Target
Below Target
Below Threshold

Assessment of Individual Performance.  We assess individual performance on a discretionary basis in view of specific performance objectives developed for each executive at the beginning of each year. Each executive’s manager, in consultation with the executive, develops a set of strategic, financial and operational objectives that the executive will attempt to achieve during that year. At the end of the year, the manager reviews with the executive the extent to which each of these objectives was attained. The CEO conducts these performance reviews for the other NEOs and makes compensation recommendations to the committee based on these reviews. The committee reviews the CEO’s attainment of his performance objectives. Attainment of an executive’s performance objectives influences not only the individual performance component of his or her annual cash bonus, but also the levels of long-term equity compensation and base salary.

2011 Cash Bonus Plan Payouts.  Payouts to the NEOs for corporate and business unit performance are shown in column (g), and payouts for individual performance are included in column (d), of the Summary Compensation Table. In 2011, the company attained above target but less than maximum payout on the corporate performance goal. The amount of the corporate metric attained in 2011 was $2,218 million, which is determined as follows:

	2011	Source
	(Millions of Dollars)
Net Income Attributable to Hess Corporation	1,703	Page 48 of 2011 Form 10-K
Plus: Items of Expense Affecting Comparability Between Periods, After Taxes	281	Page 23 of 2011 Form 10-K, second table
Plus: After-tax Interest Expense	234	Page 30 of 2011 Form 10-K, second table

2011 Corporate Performance Amount	2,218

Business Unit Performance.  Payouts for the business unit component of the 2011 cash bonus were determined as explained below.

Greg P. Hill.    Business unit metrics for exploration and production for 2011 included nine financial and operational metrics. Although no single business unit metric was material to Mr. Hill’s 2011 cash bonus, certain metrics that negatively affected exploration and production business unit performance were metrics related to production and controllable operated cash costs. As a result of performance on these and other metrics, payout on the business unit component of Mr. Hill’s 2011 bonus was significantly below target.

F. Borden Walker.    Business unit metrics for marketing and refining included over 30 financial and operating metrics. Although no single business unit metric was material to Mr. Walker’s 2011 cash bonus, certain metrics that positively affected marketing and refining business unit performance in 2011 were energy marketing net income and return on capital employed, direct cash expense and OSHA recordable rate, partly offset by metrics related to refining net income. As a result of performance on these and other metrics, payout on the business unit component of Mr. Walker’s 2011 bonus was moderately above target.

John B. Hess, Timothy B. Goodell and John P. Rielly.    The business unit component of the cash bonus for corporate staff, including Messrs. Hess, Goodell and Rielly, is determined as a composite of business unit performance across the exploration and production and marketing and refining business units. As a result of performance on these metrics, payout on the business unit component of the 2011 bonus for these NEOs was significantly below target.

Individual Performance. As explained above, we assess individual performance on a discretionary basis in view of a number of performance objectives developed for each NEO at the beginning of each year, no one of which was material to any NEO’s 2011 bonus. Certain objectives in 2011 were common to each of these officers, such as developing succession plans for themselves as well as senior staff within their organizations and overseeing performance evaluation, recruiting and talent management and development programs within their organizations. Other objectives were particular to each NEO’s area of responsibility. In addition, in assessing individual performance of the NEOs, the committee considered the contribution of these officers to the company’s key achievements in the last year discussed under “2011 Highlights”, as well as areas in which individual performance fell short of objectives. No formal weightings or formulas were used in this qualitative assessment. Consideration of all these factors resulted in payouts for the discretionary component of the 2011 cash bonus moderately above target for Messrs. Hess, Hill and Goodell and below target for Messrs. Walker and Rielly.

Long-Term Equity Compensation

General Objectives.  The company believes that long-term compensation is an important incentive and retention tool. Therefore, it is the largest portion of each executive officer’s total compensation package. The committee has authority to grant a variety of stock-based compensation under the company’s long-term incentive plan, which was approved by stockholders in 2008 and amended and approved by stockholders in 2010. Awards to executive officers under the plan have historically consisted of restricted stock and stock options. We believe the combination of these two types of equity awards has given executives considerable incentive to maximize long-term financial growth for stockholders and helped to retain individuals instrumental to the future growth and profitability of the company. Awards of restricted stock are subject to the company attaining a specified minimum cash flow hurdle as provided in our performance incentive plan for senior officers. However, as noted above, in March 2012, the committee decided to change its long-term compensation program to deliver one-half of the shares awarded annually in the form of performance shares and one-half in the form of restricted stock, with stock option awards being eliminated. Payouts on performance shares are dependent on the company’s relative total shareholder return compared with that of its peer companies identified above over a three year period. In making these changes, the committee believed that tying payout of the performance shares to attainment of an objective metric was consistent with the concerns of our company’s stockholders and would further reinforce the alignment of interests of our management and stockholders.

Timing of Awards.  We have a policy generally to make long-term equity compensation awards annually, at the committee’s first regular meeting of the calendar year. We believe this is the appropriate time to make awards because it is after the date in late January when we publicly disclose our earnings for the prior fiscal year and other material information. However, the committee retains discretion to vary the timing of awards as it deems appropriate. Awards of restricted stock and payout of cash bonuses to the named executive officers are made in early March after our financial statements have been audited by our independent public accountants, as required by our performance incentive plan for senior officers approved by stockholders in 2011. This plan permits deductibility of these compensation expenses under Section 162(m) of the Internal Revenue Code, as more fully discussed under “Deductibility of Compensation Expenses for Named Executive Officers.” Long-term incentive equity awards to newly-hired employees and special merit awards to existing employees are made on the date of the next regularly scheduled board meeting following commencement of employment or the date management recommends a special award. Option exercise prices have not been set on any date other than the date of grant. The committee has never opportunistically selected grant dates to achieve more favorable option exercise prices, nor have options ever been repriced to increase the value of an award.

Terms of Awards.  Restricted stock awards and performance shares, if earned, generally vest in three years from the date of grant and stock options vest ratably over a three-year period and remain exercisable until 10 years after the date of grant. We believe these vesting periods promote retention and are consistent with market practices. The exercise price of an option is set at the closing market price on the date of grant, and the option may not be repriced or adjusted, except to reflect customary anti-dilution adjustments, such as for a stock split or stock dividend.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock. Dividends accrued on shares of restricted stock, together with interest on these dividends at short-term market rates, are paid upon vesting. For accounting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation (“ASC 718”) the expense associated with a restricted stock award is the fair value of the award on the date of grant and this expense is amortized over the vesting period. Expense associated with a stock option award is the grant date fair value determined using a Black-Scholes valuation model, and this expense is also amortized over its vesting period, also in accordance with ASC 718. Expense associated with a performance share award is the fair market value of the award on the date of grant and this expense is also amortized over the vesting period in accordance with ASC 718.

Value of Awards.  Historically, we have structured long-term compensation awards to deliver value through a mix of restricted stock and stock options, with approximately one-half of the value delivered in the form of restricted stock and one-half in the form of stock options, based on grant date valuations. We believed this approach balanced the goals of retention and motivating performance and also reflects our desired level of annual share utilization. However, commencing with the 2012 awards, the committee has determined to eliminate stock options awards and instead make annual awards one-half in the form of performance shares and one-half in the form of restricted stock, for the reasons stated above. Annual grant levels depend on the company’s performance as well as comparative market data. We aim to provide long-term awards such that together with cash compensation, total direct compensation is competitive with that of our peers if specified performance criteria and individual performance objectives are met. The committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock or option awards.

2011 Awards.  In February and March 2011, the committee granted stock options and restricted stock in an aggregate amount of approximately 3.0 million shares. These awards, including those shown for the named executive officers in the summary compensation table, were made in early 2011, and reflect 2010, not 2011, performance. The restricted stock and stock option awards to the named executive officers and other executive officers in 2011 were consistent with the company’s objectives for long-term compensation discussed previously. The aggregate grant date fair values of these awards of stock options and restricted stock made in 2011 to Messrs. Hess and Hill were moderately higher than the grant date fair values of restricted stock awards to these individuals in 2010, while the grant date fair values of such awards made in early 2011 to Messrs. Walker, Rielly and Goodell were slightly lower than the values of the awards made to these officers in 2010. The reasons for variation in the value of these awards is described under “Value of Awards” above.

Other Benefits

We have adopted certain broad-based employee benefits plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. We believe it is necessary to maintain these plans to remain competitive with the overall compensation packages offered by other companies in the oil and gas industry. Our objective is that the value of these benefits be competitive with that offered by other oil and gas companies. We consider the value of benefits to an employee of the company to be competitive if the value approximates that of employees in comparable positions at a majority of our peer companies. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 25% of pre-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to approximately 8% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits.  As explained later in this proxy statement, we have a qualified defined benefit pension plan, and a non-qualified supplemental plan (the restoration plan referred to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code. As previously disclosed, prior to 2010 the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill, Walker and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for 10 years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill, worked for over 25 years with Royal Dutch Shell plc. and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Messrs. Walker and Rielly are equal to their service with their prior employers and their supplemental benefits are offset by their pension benefits from their prior employers. Messrs. Walker and Rielly had more than 19 and 16 years of experience with Mobil Oil Corporation and Ernst & Young, LLP, respectively. Each of these executives had successful careers at their prior employers and would have continued to accrue years of service under the pension plans of their prior employers. Again, the committee believed that awards of credited service were necessary to compensate these executives for the loss of pension benefits and to induce them to join the company.

Perquisites.  The company did not provide perquisites or personal benefits valued at $10,000 or more to any named executive officers in 2011.

Change in Control Agreements

As explained in greater detail later in this proxy statement, we have change in control agreements with certain executives, including the named executive officers, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation if (1) there is a change of control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control, as well as other benefits. In view of continuing consolidation within the oil and gas industry, we believe these agreements are necessary to remain competitive with the overall compensation packages afforded by other companies in the oil and gas industry. We also believe these agreements work to provide security to executives, many of whom would have key roles in effecting or resisting a potential change in control transaction, and motivate them to act in the best long-term interests of all stockholders. However, the Committee decided in 2010 to eliminate excise tax gross-up provisions from any such agreements entered into in the future.

Management Stock Ownership Guidelines and Hedging Policy

In order to further align the interests of management and stockholders, following approval and recommendation by the committee, the board of directors approved management stock ownership guidelines for executive officers of the company. The guidelines require that each executive officer attain a specified level of ownership of shares of the company’s common stock, as set forth below, equal in value to a multiple of the officer’s base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her office:

•	chief executive officer — six times base salary,

•	executive vice presidents — four times base salary,

•	senior vice presidents who are executive officers — three times base salary, and

•	vice presidents who are executive officers — one times base salary.

The committee has authority to determine the types of stockholdings that will be counted for determining stock ownership and otherwise administer the guidelines. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options, however, are not counted. As of the end of 2011, each of these officers has attained, or is making progress in attaining, his or her required level of ownership. The company does not impose a requirement to hold stock for any period of time after vesting.

We do not permit directors or executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these guidelines is to align the interests, including the economic risk of ownership, of directors, management and stockholders. This intent would be undermined if directors or executive officers were to insulate themselves from economic loss on their stock.

Deductibility of Compensation Expense for Named Executive Officers

Generally, we deduct compensation expense on our federal corporate income tax return. However, Section 162(m) of the Internal Revenue Code disallows deductions by corporations for certain compensation expense to the CEO and the three other most highly paid executive officers, other than the chief financial officer in excess of $1 million in any year. In 2006, stockholders approved and in 2011 reapproved a performance incentive plan for senior officers to permit deductibility of compensation expense for restricted stock and cash bonuses. The plan limits awards of incentive cash compensation and restricted and deferred stock granted in any year to each participant to 1%, and to all participants in the aggregate to 5%, of adjusted net cash flow from operations for the prior year minus a specified amount of not less than $1,750 million. The plan is not intended to increase award levels beyond those that the committee would otherwise approve consistent with its compensation policies described previously. Participants in the plan include the NEOs and any other senior officers that the committee may designate. For 2011, the aggregate value of cash bonus and restricted stock awards for each of the NEOs was substantially less than the maximum amount permitted for each of those individuals. The committee exercised discretion to award aggregate amounts of cash bonus and restricted stock less than that amount for each of the NEOs consistent with its policies previously explained. The plan does not cover stock options, because they already qualify as performance-based compensation under this section of the code. In addition, compensation paid in respect of performance shares, the payout of which is based on the relative performance of the total shareholder return of the company to that of its peer group, is deductible as provided in the Company’s long-term incentive plan, last approved by stockholders in 2010. Cash salary in excess of $1 million to any NEO in any year is not deductible. We believe it is important for the committee to retain discretion to pay types and amounts of compensation even if it is not deductible, as it deems appropriate.

Recoupment for Financial Restatement

If the company were required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer are required by law to reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received by that person from the company during the 12-month period following the first public issuance or filing of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities during that 12-month period. In addition, in the event of any such misconduct by an officer or employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty, and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

Conclusion

We believe that our compensation philosophy and programs align our executive officers’ interests with those of the company and shareholders, link compensation to corporate performance and assist in attracting and retaining talented executives. The committee will continue to monitor our programs to ensure that they are consistent with our compensation objectives and policies.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the compensation discussion and analysis with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the 2011 annual report on Form 10-K.

Thomas H. Kean, Chairman

Samuel W. Bodman

Nicholas F. Brady

Frank A. Olson

Ernst H. von Metzsch

Robert N. Wilson

Summary Compensation Table

The following table sets forth information regarding compensation paid or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Hess, John B	2011	1,500,000	1,307,583	4,219,584	4,280,375	1,942,417	4,210,185	14,700	17,474,844
Chairman and Chief Executive	2010	1,500,000	1,140,327	4,216,097	4,217,489	2,609,673	4,490,661	14,700	18,188,947
Officer	2009	1,500,000	1,001,333	4,144,523	4,157,298	2,748,667	5,384,687	14,100	18,950,608
Hill, Gregory P	2011	940,000	373,883	1,737,526	1,762,432	536,117	857,097	14,700	6,221,755
Executive Vice President & President,	2010	900,000	317,500	1,505,879	1,506,376	757,500	978,142	14,700	5,980,097
Worldwide Exploration and Production	2009	850,000	937,833	2,736,855	2,683,020	762,167	2,657,578	14,100	10,641,553
Walker, F. Borden	2011	935,000	230,200	1,241,452	1,258,759	584,800	1,723,973	14,700	5,988,884
Executive Vice President & President,	2010	925,000	239,125	1,254,899	1,255,313	685,875	1,617,953	14,700	5,992,865
Marketing & Refining	2009	900,000	265,000	1,205,028	1,208,742	635,000	1,648,729	14,100	5,876,599
Goodell, Timothy B	2011	700,000	281,633	992,993	1,006,922	418,367	322,128	14,700	3,736,743
Senior Vice President &	2010	675,000	976,025	1,003,919	1,004,251	573,975	243,085	14,700	4,490,955
General Counsel	2009	650,000	953,666	1,241,460	1,217,040	576,334	208,859	14,100	4,861,459
Rielly, John P	2011	725,000	126,167	992,993	1,006,922	298,833	918,719	14,700	4,083,334
Senior Vice President & Chief Financial	2010	725,000	92,350	1,003,919	1,004,251	382,650	805,557	14,700	4,028,427
Officer	2009	700,000	133,166	1,003,730	1,006,824	376,834	945,973	14,100	4,180,627

(1)	The amounts shown in column (d) represent the discretionary component of the cash bonuses (except for Mr. Hill for 2009 and for Mr. Goodell for 2009 and 2010) and the amounts shown in column (g) represent the components of the cash bonuses relating to the attainment of corporate and business unit metrics, paid to the named executive officers as discussed more fully in “Compensation Discussion and Analysis”. For Mr. Hill, the amount shown in column (d) for 2009 includes a signing bonus of $650,000 paid in 2009 and the discretionary component of his 2009 bonus of $287,833. For Mr. Goodell, the amounts shown in column (d) for 2009 and 2010 include signing bonuses of $750,000 paid in each such year and the discretionary component of his 2009 and 2010 bonuses in the amounts of $203,666 and $226,025, respectively. The signing bonuses referred to above are described more fully under “Employment Agreements.”

(2)	Consists of the aggregate grant date fair value for restricted stock awards granted in 2011, 2010 and 2009 computed in accordance with ASC 718. Further information regarding stock-based compensation is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. Restricted stock awards in 2009 for Messrs. Hill and Goodell were made in accordance with compensation arrangements agreed in connection with their joining the company. See “Employment Agreements”.

(3)	Consists of the aggregate grant date fair value for stock options granted in 2011, 2010 and 2009 computed in accordance with ASC 718. Further information regarding stock-based compensation is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011. Stock option awards in 2009 for Messrs. Hill and Goodell were made in accordance with compensation arrangements agreed in connection with their joining the company. See “Employment Agreements”.

(4)	Consists of the aggregate change in actuarial present value of the accumulated benefits of the named executive officers under the company’s pension plan.

(5)	Consists of matching contributions by the company credited to the named executive officers under the company’s employees’ savings plan.

Grants of Plan-Based Awards

On February 2, 2011, the compensation and management development committee approved awards of non-qualified stock options and on March 2, 2011 established target bonuses and approved awards of restricted stock to the NEOs. The following table sets forth information concerning possible payouts under the annual cash bonus plan for 2011 and individual grants of stock options and restricted stock made under the incentive plan for 2011 to each of the NEOs:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock &
	Grant
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	(#)	($ /Sh)	Option Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Hess, John B	02-Feb-11					150,930	$ 83.88	4,280,375
	02-Mar-11				49,930			4,219,584
	02-Feb-11	1,083,333	2,166,667	3,250,000
Hill, Gregory P	02-Feb-11					62,145	$ 83.88	1,762,432
	02-Mar-11				20,560			1,737,526
	02-Feb-11	316,667	633,333	950,000
Walker, F. Borden	02-Feb-11					44,385	$ 83.88	1,258,759
	02-Mar-11				14,690			1,241,452
	02-Feb-11	266,667	533,333	800,000
Goodell, Timothy B	02-Feb-11					35,505	$ 83.88	1,006,922
	02-Mar-11				11,750			992,993
	02-Feb-11	233,333	466,667	700,000
Rielly, John P	02-Feb-11					35,505	$ 83.88	1,006,922
	02-Mar-11				11,750			992,993
	02-Feb-11	166,667	333,333	500,000

(1)	The amounts shown in columns (c), (d) and (e) above represent the threshold, target and maximum payouts for the components of the 2011 cash bonuses relating to the attainment of corporate and business unit performance metrics. The actual amounts paid for 2011 relating to these components is shown in column (g) of the Summary Compensation Table.

(2)	The grant date fair values of $28.36 per option share for option awards shown in the above table have been determined using the Black-Scholes stock option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected term of 4.5 years for each option; stock price volatility of 39.5%; risk-free interest rate of 1.85%; and dividend yield of 0.48%. The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (f) by the closing price of the company’s common stock on the date of grant. Further information regarding stock-based compensation is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

The stock options shown in the “All Other Option Awards” column of the “Grants of Plan-Based Awards” table vest in three equal installments on the first, second and third anniversaries of the grant date, except that options may become exercisable earlier in full upon death, disability, normal retirement or change in control. At the discretion of the compensation and management development committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited. The shares of restricted stock shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table vest on the third anniversary of the grant date, except that they may vest earlier upon retirement, death, disability or a change in control (with proportional vesting of restricted stock in the case of early retirement at the discretion of the committee) and dividends on the shares are accrued and held in escrow until the vesting date, at which time they are paid with interest at short-term market rates (the dividends are forfeited if the shares of restricted stock are forfeited).

Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Cash Bonus.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year. The market value of shares of unvested restricted stock shown in column (g) is determined by multiplying the number of shares shown in column (f) by the closing price of the company’s common stock at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities					Market Value of
	Underlying	Underlying	Option	Option	Number of Shares or		Shares or Units of
	Unexercised Options	Unexercised Options	Exercise	Expiration	Units of Stock That		Stock That Have Not
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date	Have Not Vested (#)		Vested ($)(9)
(a)	(b)	(c)	(d)	(e)	(f)		(g)
Hess, John B	288,000	—	49.55	01-Feb-16	194,710	(4)	11,059,528
	255,000	—	53.20	07-Feb-17
	186,000	—	81.85	06-Feb-18
	150,300	75,150(1)	56.43	04-Feb-19
	69,630	139,260(2)	60.07	03-Feb-20
	—	150,930(3)	83.88	02-Feb-21
Hill, Gregory P	97,000	48,500(1)	56.43	04-Feb-19	93,930	(5)	5,335,224
	24,870	49,740(2)	60.07	03-Feb-20
	—	62,145(3)	83.88	02-Feb-21
Walker, F. Borden	75,000	—	24.14	02-Jun-14	57,265	(6)	3,252,652
	112,500	—	29.96	02-Feb-15
	90,000	—	49.55	01-Feb-16
	75,000	—	53.20	07-Feb-17
	54,000	—	81.85	06-Feb-18
	43,700	21,850(1)	56.43	04-Feb-19
	20,725	41,450(2)	60.07	03-Feb-20
	—	44,385(3)	83.88	02-Feb-21
Goodell, Timothy B	44,000	22,000(1)	56.43	04-Feb-19	50,330	(7)	2,858,744
	16,580	33,160(2)	60.07	03-Feb-20
	—	35,505(3)	83.88	02-Feb-21
Rielly, John P	72,000	—	29.96	02-Feb-15	46,530	(8)	2,642,904
	63,000	—	49.55	01-Feb-16
	57,000	—	53.20	07-Feb-17
	45,000	—	81.85	06-Feb-18
	36,400	18,200(1)	56.43	04-Feb-19
	16,580	33,160(2)	60.07	03-Feb-20
	—	35,505(3)	83.88	02-Feb-21

(1)	Options become vested and exercisable February 4, 2012.

(2)	Options become vested and exercisable in 2 equal installments on February 3, 2012 and February 3, 2013 if the NEO continues to be employed.

(3)	Options become vested and exercisable in 3 equal installments on February 2, 2012, February 2, 2013 and February 2, 2014 if the NEO continues to be employed.

(4)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 75,150 on March 4, 2012, 69,630 on March 3, 2013 and 49,930 on March 2, 2014.

(5)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 48,500 on February 4, 2012, 24,870 on March 3, 2013 and 20,560 on March 2, 2014.

(6)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 21,850 on March 4, 2012, 20,725 on March 3, 2013 and 14,690 on March 2, 2014.

(7)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 22,000 on February 4, 2012, 16,580 on March 3, 2013, and 11,750 on March 2, 2014.

(8)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 18,200 on March 4, 2012, 16,580 on March 3, 2013 and 11,750 on March 2, 2014.

(9)	Market value of shares based on closing price of $56.80 per share on December 30, 2011.

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock under the incentive plan during the last fiscal year:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Hess, John B	342,000	18,005,354	124,000	10,445,760
Hill, Gregory P	—	—	—	—
Walker, F. Borden	—	—	36,000	3,032,640
Goodell, Timothy B	—	—	—	—
Rielly, John P	—	—	30,000	2,527,200

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of $84.24 per share on the vesting date, March 5, 2011.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Hess, John B.	Employees’ Pension Plan	34.58	1,593,867	—
	Restoration Plan	34.58	39,511,871	—
Hill, Gregory P.	Employees’ Pension Plan	3.00	104,170	—
	Restoration Plan(1)	13.00	4,388,647	—
Walker, F. Borden	Employees’ Pension Plan	15.50	711,381	—
	Restoration Plan(2)	34.50	12,413,078	—
Goodell, Timothy B.	Employees’ Pension Plan	3.00	106,854	—
	Restoration Plan	3.00	667,218	—
Rielly, John P.	Employees’ Pension Plan	10.75	343,657	—
	Restoration Plan(3)	27.25	4,802,842	—

(1)	Credited years of service include 10 years for service with prior employers even though it is contingent on working at Hess for 5 years. Additional years of credited service result in an increase of $3,468,204 under the restoration plan.

(2)	Credited years of service include 19 years for service with prior employer. Benefits shown are net amounts offset by amounts due from previous employer. Additional years of credited service result in an increase of $6,890,783 under the restoration plan.

(3)	Credited years of service include 16.5 years for service with prior employer. Benefits shown are net amounts offset by amounts due from previous employer. Additional years of credited service result in an increase of $3,077,062 under the restoration plan.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Internal Revenue Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Internal Revenue Code, with certain modifications discussed below. Employees participate after one year of service in the employees’ pension plan and vest in a retirement benefit after five years of service. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has 10 years of service. Messrs. Hess and Walker are the only named executive officers currently eligible for early retirement under the employees’ pension plan and restoration plan. The company awarded credited service for prior employment under the restoration plan for Messrs. Hill, Walker and Rielly for the reasons discussed in “Compensation Discussion and Analysis”. Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan are payable as a lump sum 6 months after retirement. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 13, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for year ended December 31, 2011. Retirement benefits payable to Messrs. Walker and Rielly under the restoration plan are offset by retirement benefits payable by their prior employers.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Hess, John B	—	—	—	—	—
Hill, Gregory P	—	—	—	—	—
Walker, F. Borden	—	—	20,274	—	2,060,190
Goodell, Timothy B	—	—	—	—	—
Rielly, John P	—	—	—	—	—

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change of control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings and stock bonus plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company.

Employment Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change of control agreements discussed under “Potential Payments upon Termination or Change in Control” and the initial terms of employment described below for Messrs. Hill and Goodell.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed to pay Mr. Hill an initial base salary of $850,000 and a one-time cash signing bonus of $650,000 to replace a forfeited 2008 bonus from his prior employer. In addition, the company agreed, subject to approval of the compensation and management development committee, to make awards of stock options and restricted stock in February 2009 under the 2008 long-term incentive plan having an approximate aggregate grant date fair value of $5,000,000. Half of this amount was intended to replace equity awards with Mr. Hill’s prior employer that were forfeited upon his joining the company. The remaining amount was to replace equity awards that Mr. Hill would likely have received from his prior employer in 2009 and as an inducement for Mr. Hill to join the company. The company also agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described under “Compensation Discussion and Analysis”, provided Mr. Hill remains employed by the company for five years.

Under the terms of employment negotiated with Mr. Goodell upon joining the company in 2009, the company agreed to pay Mr. Goodell an initial base salary of $650,000 and a one-time cash signing bonus of $1,500,000, one-half of which was payable in January 2009 and one-half of which was payable in January 2010, to offset the value of compensation and benefits lost at his prior employment and as an inducement for Mr. Goodell to join the company. Mr. Goodell agreed to repay the signing bonus in full if he voluntarily terminated employment with the company within two years of his commencement of employment. In addition, the company agreed, subject to approval of the compensation and management development committee, to make awards of stock options and restricted stock under the terms of the 2008 long-term incentive plan in February 2009 having an approximate aggregate grant date value of $2,250,000 as an inducement for Mr. Goodell to join the company.

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 35. Retirement benefits under the employees’ pension plan are payable solely in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, because Messrs. Hess and Walker were eligible for early retirement under the employees’ pension plan, a pro rata portion of their unvested equity awards would become vested at the discretion of the compensation and management development committee based on the number of calendar days elapsed in the applicable vesting period and they would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year-End” table on pages 34 and 35.

Each named executive officer other than Messrs. Hess and Walker would also be entitled to exercise the stock options shown in the “Option Awards — Exercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table on pages 34 and 35 for a period of 60 days from the date of termination. If any of the named executive officers’ employment terminated due to death or disability (i) stock options in the “Option Awards — Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, and (iii) all restricted stock awards listed in that table would have become fully vested. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the Company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $3,780,000.

Change in Control

Equity Awards.    In the event of a change in control of the company, pursuant to the incentive plan, all unexercisable stock options and all nonvested shares of restricted stock awarded to the named executive officers would immediately become fully exercisable and vested. See the “Outstanding Equity Awards at Fiscal Year-End” table on pages 34 and 35 for the number of unexercisable options and unvested shares of restricted stock held by each named executive officer at the end of the last fiscal year. The named executive officers would also be able to exercise the stock options shown in the “Option Awards — Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) a change in majority of the board of directors, (iii) consummation (or, for awards made prior to February 1, 2010, shareholder approval) of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation (or, for awards made prior to February 1, 2010, shareholder approval) of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Severance Payments.    The company has entered into change in control termination benefit agreements with the named executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Messrs. Hess and Walker and two times for Messrs. Hill, Goodell and Rielly and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Messrs. Hess and Walker and 24 months following termination for the other NEOs and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Internal Revenue Code on “excess parachute payments” resulting from a change in control. However, the compensation and management development committee decided in 2010 to eliminate tax gross up provisions in any change in control termination benefit agreements to be entered into in the future.

Potential Change in Control Payments and Benefits.    Set forth below is the total estimated value, assuming that a change in control occurred at the end of the last fiscal year and the employment of each named executive officer terminated on that date under circumstances entitling them to severance payments and benefits under the change in control termination benefit agreements, as well as the value of their unvested equity awards at the end of the last fiscal year.

Named Executive Officer	Cash Severance Payment ($)	Stock Options ($)	Restricted Stock ($)	Welfare Benefits ($)	Outplacement Benefits ($)	Additional Pension Benefits ($)(1)	Excise Tax Gross-Up ($)	Total ($)
Hess, John B	15,750,000	27,805	11,059,528	42,558	30,000	8,628,739	—	35,538,630
Hill, Gregory P	4,030,000	17,945	5,335,224	28,372	30,000	3,603,946	4,367,753	17,413,240
Walker, F. Borden	5,580,000	8,084	3,252,652	42,558	30,000	3,387,794	—	12,301,088
Goodell, Timothy B	3,000,000	8,140	2,858,744	28,372	30,000	1,268,381	—	7,193,637
Rielly, John P	2,470,000	6,734	2,642,904	186	30,000	694,151	—	5,843,975

(1)	Each named executive officer would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on p. 35.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2011; using the closing price of our common stock on December 30, 2011 (the last trading day of our fiscal year) of $56.80 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 30, 2011 closing price of our common stock and the exercise price) and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2011 to calculate the present values of accelerated payments and (iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2010.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plan, except that (i) the change in a majority of board of directors must occur within a 24-month period, (ii) the applicable event for reorganization, merger or consolidation is consummation rather than shareholder approval, and (iii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The results of this risk assessment were reviewed with and approved by the company’s risk committee.

The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk taking:

•

the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped at 150% of the employee’s target bonus, reducing the incentive to take excessive risk for short-term gains;

•

long-term equity awards are made at the discretion of the compensation and management development committee with the goal to create incentives for these employees to work for the long-term profitable growth of the company;

•	the compensation and management development committee has the discretion to reduce the discretionary portion of cash bonuses as well as long-term equity awards as it deems appropriate;

•

senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	certain compensation of the chief executive officer and chief financial officer may be subject to recoupment in certain circumstances involving misconduct;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•

the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

Employees engaged in certain trading and marketing activities have compensation risk higher than that of the overall employee population in that a part of their compensation is linked to the profitability of these activities. However, the company concluded the business risk to the company from these activities is not significant because:

•	these trading and marketing activities do not constitute a material portion of the overall business of the company; and

•

these activities are subject to risk controls to limit excessive risk-taking, such as volume and value-at-risk limits that are monitored and enforced on a daily basis by the company’s chief risk officer.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

Director Compensation

The following table shows compensation paid to non-employee directors in 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (d)	Total ($) (e)

Bodman, Samuel W.	119,000	149,139	186	268,325
Brady, Nicholas F.	126,500	149,139	12,551	288,190
Holiday, Edith E.	133,500	149,139	186	282,825
Kean, Thomas H.	126,500	149,139	12,551	288,190
Lavizzo-Mourey, Risa	116,500	149,139	186	265,825
Matthews, Craig G.	122,500	149,139	186	271,825
Mullin, John H.	120,500	149,139	186	269,825
Olson, Frank A.	131,500	149,139	12,551	293,190
von Metzsch, Ernst H.	108,000	149,139	186	257,325
Wilson, Robert N.	146,000	149,139	186	295,325

(1)	Stock awards consist of 1,778 common shares granted on February 2, 2011 to non-executive directors that were fully vested on the date of grant. The aggregate grant date fair value for 2011 stock awards was computed in accordance with ASC 718. Further information regarding stock-based compensation is in Note 11, Share-based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

(2)	Amounts in this column consist of annual life insurance premiums for each director and, for Messrs. Brady, Kean and Olson, $12,365 in medical and dental benefits.

In 2011, each director who was not an employee of the company or any of its subsidiaries received an annual fee of $75,000 for membership on the board of directors and a fee of $2,000 for each board of directors’ and stockholders’ meeting attended. These directors received an additional annual fee of $5,000 for membership on each committee of the board of directors on which such director served, except for audit committee members who each received an annual fee of $7,500, and a fee of $2,000 for each committee meeting, and in the case of audit committee members each quarterly financial review, attended. The chairperson of each committee received an annual fee of $7,500, except for the chairman of the audit committee, who received an annual fee of $15,000. In addition, in February 2011 each non-employee director received 1,778 shares of common stock (constituting approximately $150,000 in value on the date of award). These awards are made from shares purchased by the company in the open market.

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership(a)	Percent of class

Common Stock	John B. Hess	36,325,154(b)(c)(d)(e)	10.60
	Nicholas F. Brady	19,024,116(b)(c)(f)	5.57
	Thomas H. Kean	25,367,801(b)(c)(d)(g)	7.43
	Eugene W. Goodwillie, Jr.	30,746,011(b)(c)(d)(e)(h)	9.0
	c/o Hess Corporation 1185 Avenue of the Americas New York, New York 10036

(a)  Information with respect to Messrs. Hess, Brady, Kean and Goodwillie is as of March 7, 2012. The individual amounts and percentages shown for Messrs. Hess, Brady, Kean and Goodwillie should not be added because they reflect shared beneficial ownership.

(b)  This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady, Kean and Goodwillie.

(c)  This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady, Kean and Goodwillie serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

(d)  This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess, Kean and Goodwillie are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Kean, Mr. Goodwillie and certain other directors of the foundation.

(e)  This amount includes:

•	194,237 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	1,568,914 shares held by ten trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee and has sole voting power and dispositive power,

•	181,198 shares held in escrow under the company’s incentive plans as to which Mr. Hess has voting but not dispositive power,

•	1,144,020 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	52,098 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power,

•	3,025,205 shares held by a trust of which Mr. Hess and Mr. Goodwillie are co-trustees, as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Goodwillie,

•	159,171 shares held by four trusts of which Mr. Hess is a co-trustee and has shared voting and dispositive power,

•

2,371,878 shares held by Mr. Hess’ siblings and six trusts for the benefit of Mr. Hess’ siblings or their children as to which Mr. Hess has sole voting power and as to 1,689,776 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others, and

•

2,294,713 shares held by a trust for the benefit of Mr. Hess’ heirs, of which Mr. Hess’ spouse and Mr. Goodwillie are co-trustees, but as to which Mr. Hess has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others.

(f)  This amount includes 111,311 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, and 6,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power. This amount also includes 9,966 shares held by two trusts of which Mr. Brady is a co-trustee as to which Mr. Brady shares voting and dispositive power.

(g)  This amount includes 34,081 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h)  This amount includes 92,373 shares held by three trusts as to which Mr. Goodwillie has shared voting and dispositive power.

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on March 7, 2012. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock outstanding.

Individual amounts and percentages shown for Messrs. Brady, Hess, Kean and Mullin cannot be added because they reflect shared beneficial ownership of shares as explained in footnotes (b), (c) and (d) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Samuel W. Bodman	26,186		—	—
Nicholas F. Brady	19,024,116	(b)	5.57	—
Timothy B. Goodell	194,589		—	110,995
John B. Hess	36,325,154	(c)	10.60	1,144,020
Gregory P. Hill	356,672		—	215,955
Edith E. Holiday	31,081		—	—
Thomas H. Kean	25,367,801	(d)	7.43	—
Risa Lavizzo-Mourey	21,781		—	—
Craig G. Matthews	29,476		—	—
John H. Mullin	10,105,818	(e)	2.96	—
Frank A. Olson	37,981		—	—
Ernst H. von Metzsch	53,281		—	—
John P. Rielly	549,991		—	336,595
F. Borden Walker	762,318		—	528,295
Robert N. Wilson	65,491		—	—
All directors and executive officers as a group	39,409,713		11.44	2,335,860

(a)	These figures include 52,098 shares vested in the name of Mr. Hess, 4,151 shares vested in the name of Mr. Rielly, 4,011 shares vested in the name of Mr. Walker, and 63,585 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 42,833 shares held in escrow under the second amended and restated 1995 long-term incentive plan or the 2008 long-term incentive plan, as amended, or both, for Mr. Goodell, 181,198 shares held in escrow under these plans for Mr. Hess, 69,811 shares held in escrow under these plans for Mr. Hill, 61,033 shares held in escrow under these plans for Mr. Rielly, 75,394 shares held in escrow under these plans for Mr. Walker and 547,888 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c) and (f) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(d)	See footnotes (b), (c), (d) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(e)	This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess, of which Mr. Mullin is a co-trustee and shares dispositive power with respect to such shares.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2012. Ernst & Young LLP has acted for the company in this capacity for many years. The board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present and will have the effect of a vote against the proposal. Broker non-votes will be counted as present and entitled to vote on the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Independent Registered Public Accountants Fee Information

Ernst & Young LLP’s fees, by category of professional service for each of the last two fiscal years, were (in thousands):

	2011	2010
Audit Fees	$10,085	$10,945
Audit-Related Fees	1,401	1,167
Tax Fees	1,965	2,709
All Other Fees	0	63

Total	$13,451	$14,884

Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

Ernst & Young’s fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition reviews, and consultations on internal accounting controls.

Tax fees include tax compliance services and United States and international tax advice and planning.

All other fees in 2010 relate to services rendered in connection with an enterprise risk management project.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2011 and 2010, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF

THE NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. At that meeting our stockholders agreed, with the board’s recommendation, that the advisory vote on executive compensation be held on an annual basis. Upon review of the stockholder voting results concerning that proposal, the company’s board of directors and compensation and management development committee determined that we will hold an annual advisory vote on executive compensation. Accordingly, we are asking stockholders for an advisory approval of the compensation of our named executive officers as described in the compensation discussion and analysis, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to our named executive officers. This vote is not intended to address any specific component of executive compensation, but rather the overall compensation paid to the named executive officers in accordance with the company’s executive compensation policies.

Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation program, including information about the fiscal year 2011 compensation of our named executive officers. In summary, the compensation and management development committee believes that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the company in creating value for our stockholders. Our executive compensation and benefit programs are designed primarily to align executive compensation with the long-term interests of our stockholders and to reward increased stockholder value and the achievement of key operating objectives. The company believes that its executive compensation program satisfies this goal and is closely aligned with the long-term interests of its stockholders.

Our compensation for the named executive officers consists primarily of a cash salary, an annual cash bonus and long term incentive compensation historically in the form of stock options and restricted stock. Commencing in 2012, performance shares replaced stock options in the long term awards to the Company’s officers. Our compensation and management development committee believes that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. Further, our compensation programs are designed to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation package strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. Hess’ compensation principles and objectives that govern compensation decisions include:

•	Pay for performance,

•	Retain, attract and motivate key talent,

•	Align executive interests with stockholders,

•	Emphasize a culture of safety and sustainability,

•	Minimize excessive or inappropriate risk,

•	Promote consistent benefit programs,

•	Limit perquisites, and

•	Provide independent oversight.

This proposal allows our stockholders to express their opinions regarding the decisions of the compensation and management development committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect compensation already paid or awarded to our named executive officers or be binding on the company, the board or the compensation and management development committee. However, the board and the committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the compensation and management development committee in continuing to improve the alignment of the company’s executive compensation programs with the interests of Hess and its stockholders, and is consistent with our commitment to high standards of corporate governance.

For the reasons stated in the Executive Summary and elsewhere in “Compensation Discussion and Analysis” starting at page 14, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of the company. Accordingly, the board of directors recommends that stockholders endorse our executive compensation program by voting FOR the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2012 annual meeting. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL TO APPROVE THE AMENDMENT OF THE 2008 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

On March 5, 2008, the company’s compensation and management development committee (the “committee”) approved, and the board of directors adopted, the 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”). The company’s stockholders approved the 2008 Incentive Plan at the 2008 annual meeting. The 2008 Incentive Plan permits the company to provide stock-based compensation to officers and other employees and consultants of the company and its subsidiaries, as well as non-employee directors of the company. On February 3, 2010, the committee approved, and the board of directors adopted, an amendment to the 2008 Incentive Plan (the “first amendment”) to increase the number of shares of common stock that may be issued under the 2008 Incentive Plan (as so amended, the “First Amended 2008 Incentive Plan”). The company’s stockholders approved the first amendment at the 2010 annual meeting.

As of December 31, 2011, the status of awards under the First Amended 2008 Incentive Plan and a prior plan, the company’s Second Amended and Restated 1995 Long-Term Incentive Plan (the “Prior Incentive Plan”), which are the only plans under which equity awards are outstanding and which were approved by stockholders, was as follows:

Stock Options
Shares of common stock subject to outstanding options	13,569,539
Weighted average exercise price per share	$61.68
Weighted average term remaining in years	7

Restricted Stock
Shares of restricted stock issued and outstanding	2,447,330

Available for Future Grant
Shares of common stock available for future grants	8,403,000	*

The maximum number of new shares of common stock available for award under the First Amended 2008 Incentive Plan is 21,000,000 shares. As of December 31, 2011, the status of awards under the First Amended 2008 Incentive Plan was as follows:

Stock Options
Shares of common stock subject to outstanding options	7,114,010
Weighted average exercise price per share	$65.87
Weighted average term remaining in years	8

Restricted Stock
Shares of restricted stock issued and outstanding	2,447,330

Available for Future Grant
Shares of common stock available for future grants	8,403,000	*

*	Plus up to 6,456,000 shares of common stock subject to outstanding options or other awards under the Prior Incentive Plan that are forfeited or are otherwise settled or terminated without a distribution of shares on or after December 31, 2011, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”), which may be awarded under the First Amended 2008 Incentive Plan.

After a review of the First Amended 2008 Incentive Plan and the company’s compensation policies by the committee, with the assistance of the committee’s compensation consultant, the committee decided to recommend an increase in the number of shares of common stock available for award under the plan to enable the company to continue to grant stock-based awards at appropriate levels to eligible officers, other employees, consultants and non-employee directors. Accordingly, on March 7, 2012, the committee approved, and on March 7, 2012, the board of directors adopted, an amendment to the First Amended 2008 Incentive Plan, subject to the approval of stockholders, to increase the number of shares of common stock that may be issued under the First Amended 2008 Incentive Plan by 8,000,000 shares (as so amended, the “Second Amended 2008 Incentive Plan”). The full text of this amendment is attached as Annex A to the proxy statement. If approved by stockholders, the aggregate number of new shares of common stock that is authorized for issuance will be increased from 21,000,000 shares pursuant to the First Amended 2008 Incentive Plan to 29,000,000 shares pursuant to the Second Amended 2008 Incentive Plan. If this amendment is approved by stockholders, shortly thereafter the company expects to file a registration statement on Form S-8 registering the additional 8,000,000 shares under the Securities Act of 1933, as amended. This amendment would also reduce the number of shares of common stock that may be issued upon forfeiture, settlement or termination without distribution of shares of outstanding awards under the Prior Incentive Plan from 10,025,554 on or after March 15, 2010 under the First Amended 2008 Incentive Plan to 6,456,000 on or after December 31, 2011 under the Second Amended 2008 Incentive Plan, in order to reflect actual outstanding awards under the Prior Incentive Plan as of December 31, 2011.

If this proposal is adopted, the second and penultimate sentences of Section 4 of the First Amended 2008 Incentive Plan would be amended to respectively read as follows:

“Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan during the term hereof shall be (a) 29,000,000 Shares, plus (b) up to 6,456,000 Shares subject to outstanding stock options or other awards under the Hess Corporation Second Amended and Restated 1995 Long-Term Incentive Plan (the “Prior Plan”) to the extent that on or after December 31, 2011, such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”).”

“Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 29,000,000 Shares, as adjusted pursuant to this Section 4, but without application of the foregoing provisions of this sentence or the provisions of the first sentence of this Section 4 concerning Shares subject to certain stock options or other awards under the Prior Plan.”

A vote to approve this proposal will also constitute a vote to approve the material terms of the performance goals under the Second Amended 2008 Incentive Plan, i.e., the employees eligible to receive awards under the plan (as described under “Eligibility” below), the business criteria on which performance goals may be based (as described under “Terms of Awards – Performance Awards” below) and the limits on the maximum aggregate amounts of awards that may be made to any individual participant under the plan (as described under “Limitations on the Numbers of Awards” below). The material terms of these performance goals under the Second Amended 2008 Incentive Plan are the same as those under the 2008 Incentive Plan. The material terms of these performance goals must be disclosed to and reapproved by the company’s stockholders at least every five years for the company to continue to make awards of “qualified performance-based compensation” under the Second Amended 2008 Incentive Plan that are tax deductible without regard to the limitations otherwise imposed by section 162(m) of the Internal Revenue Code (as described under “Certain Federal Income Tax Consequences of the Second Amended 2008 Incentive Plan” below).

The board of directors recommends a vote FOR this proposal to approve the amendment of the First Amended 2008 Incentive Plan to increase the number of new shares of common stock available for awards under the plan by 8,000,000 shares. Approval of this amendment requires the affirmative vote of a majority of the shares of common stock cast, provided that the votes cast represent a majority of the shares of common stock entitled to vote on the amendment. Abstentions will have the same effect as a vote against this amendment. Broker non-votes, if any, will not be counted as present and are not entitled to vote on this proposal.

Description of the Second Amended 2008 Incentive Plan

The principal features of the Second Amended 2008 Incentive Plan are summarized in this proxy statement. Stockholders should read the Second Amended 2008 Incentive Plan for a full statement of its legal terms and conditions. The full text of the 2008 Incentive Plan is attached to the Company’s definitive proxy statement filed with the SEC on March 27, 2008, and the first amendment is attached to the Company’s definitive proxy statement filed with the SEC on March 25, 2010.

Purpose.    The purpose of the Second Amended 2008 Incentive Plan is to promote the identity of interests between stockholders and non-employee directors of the company and officers, other employees and consultants of the company and its subsidiaries by encouraging and creating significant levels of ownership of common stock by those non-employee directors, officers, other employees and consultants. The Amended 2008 Incentive Plan is intended to provide meaningful long-term incentive opportunities for non-employee directors, officers, other employees and consultants who are responsible for the success of the company and its subsidiaries and who are in a position to make significant contributions toward their objectives.

Administration.    The Second Amended 2008 Incentive Plan is administered by the compensation and management development committee of the board, or such other committee of the board of directors as the board may designate to administer the Second Amended 2008 Incentive Plan. The committee may, to the extent permissible under applicable law, delegate to officers or managers of the company or its subsidiaries the authority to perform administrative functions. The committee has full and final authority to select and designate Second Amended 2008 Incentive Plan participants, to determine the type, amount and conditions of awards to be granted under the Second Amended 2008 Incentive Plan, and to make all determinations in connection therewith which may be necessary or advisable. Unless authority is specifically reserved to the board under the terms of the Second Amended 2008 Incentive Plan, or applicable law, the committee has sole discretion in exercising such authority under the Second Amended 2008 Incentive Plan.

The committee is composed of at least three members of the board, each of whom is selected by the board. The members of the committee are “disinterested persons,” within the meaning of Rule 16b-3 of the Exchange Act, and “outside directors” for purposes of section 162(m) of the Internal Revenue Code (to the extent that an exemption from the deduction limitations of section 162(m) is sought as to an award (see “Certain Federal Income Tax Consequences of the Second Amended 2008 Incentive Plan” below)), and satisfy any additional regulatory, listing and independence requirements as the board may require. Currently, the members of the committee are Mr. Kean, Chairman, Mr. Bodman, Mr. Brady, Mr. Olson, Mr. von Metzsch and Mr. Wilson, each of whom is a director, but not an employee, of the company.

Eligibility.    Awards may be granted only to individuals who are officers, other employees or consultants of the company or its subsidiaries, as well as to non-employee directors of the company. Only employees of the company and its subsidiaries are eligible to receive “incentive stock options” under the Second Amended 2008 Incentive Plan. Although all salaried employees of the company (approximately 5,600 in number), including all of the company’s officers (86 in number, of whom nine are executive officers) are eligible to participate, it is expected that fewer than 1,000 salaried employees will be granted awards under the Second Amended 2008 Incentive Plan. All non-employee directors (10 in number) are also eligible to receive awards under the Second Amended 2008 Incentive Plan. The following table sets forth information with respect to equity awards made in fiscal year 2011 under the First Amended 2008 Incentive Plan to the following named individuals and groups:

Name and Position	Stock Options	Restricted Stock
	(Number of Shares)	(Number of Shares)
John B. Hess, Chief Executive Officer	150,930	49,930
John P. Rielly, Senior Vice President and Chief Financial Officer	35,505	11,750
Greg P. Hill, Executive Vice President and President of Worldwide Exploration and Production	62,145	20,560
F. Borden Walker, Executive Vice President and President of Marketing and Refining	44,385	14,690
Timothy B. Goodell, Senior Vice President and General Counsel	35,505	11,750
All current executive officers as a group	424,350	140,640
All current directors who are not executive officers as a group	0	0
Each nominee for election as a director	0	0
Each associate of any such directors, executive officers or nominees	0	0
All employees, including all current officers who are not executive officers, as a group	2,226,645	742,405

Because it is within the committee’s discretion to determine which non-employee directors, employees and consultants receive awards under the Second Amended 2008 Incentive Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future, and the amounts and types of individual grants. However, it is anticipated that, among others, all current executive officers of the company, including the company’s named executive officers, will receive equity awards under the Second Amended 2008 Incentive Plan.

Shares Subject to Awards.    A maximum of 29,000,000 shares of the company’s common stock would be available for delivery under the Second Amended 2008 Incentive Plan (an increase of 8,000,000 over the 21,000,000 shares currently available for delivery under the

First Amended 2008 Incentive Plan), plus up to 6,456,000 shares of common stock subject to outstanding options or other awards under the Prior Incentive Plan that are forfeited or are otherwise settled or terminated without a distribution of shares on or after December 31, 2011, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”). The shares of common stock that may be issued under the Second Amended 2008 Incentive Plan are either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that have been reacquired and are held as treasury stock. The Second Amended 2008 Incentive Plan provides that for purposes of determining the number of shares of common stock available for delivery under the Second Amended 2008 Incentive Plan, (a) each share delivered upon exercise of stock options reduces the shares available for delivery under the Second Amended 2008 Incentive Plan by one share, (b) each share covered by the exercised portion of a stock appreciation right (“SAR”), whether settled in cash or shares, reduces the shares available for delivery under the Second Amended 2008 Incentive Plan by one share, (c) each share delivered under a restricted stock award without a purchase price at least equal to the fair market value of common stock on the award date, a restricted stock unit, a performance award, or a dividend equivalent reduces the shares available for delivery under the Second Amended 2008 Incentive Plan by two shares, (d) any shares covered by an award which are not delivered because the award is paid in cash does not reduce the shares available for delivery under the Second Amended 2008 Incentive Plan, (e) any shares subject to an award or portion of an award that is forfeited, terminated, cancelled or otherwise expires will be available for future awards under the Second Amended 2008 Incentive Plan; however, shares used to pay the exercise price or required tax withholding for an award under the Second Amended 2008 Incentive Plan will not be available for future awards under the Second Amended 2008 Incentive Plan, and (f) the payment of cash dividends or dividend equivalents in cash in connection with awards under the Second Amended 2008 Incentive Plan does not reduce the shares available for delivery under the Second Amended 2008 Incentive Plan. If the company or a subsidiary acquires or combines with another company, any awards that may be granted under the Second Amended 2008 Incentive Plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the shares available for issuance under the Second Amended 2008 Incentive Plan, but the shares available for incentive stock options granted under the Second Amended 2008 Incentive Plan will be limited to 29,000,000 shares of the company’s common stock, adjusted as stated above, but not increased by shares subject to expired, forfeited or terminated unexercised awards under the Prior Incentive Plan. On March 7, 2012, the closing price of the company’s common stock on the NYSE was $64.14.

Terms of Awards.    Awards may be granted on the terms and conditions described in the Second Amended 2008 Incentive Plan. In addition, the committee may generally impose on any award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Second Amended 2008 Incentive Plan, as the committee determines. Payment to be made by the company or a subsidiary upon the grant or exercise of an award may be made in such forms as the committee determines, such as cash, shares of common stock, other awards, or other property. Generally, only services may be required as consideration for the grant of any award. If the terms and conditions imposed by the committee on any award are not complied with or achieved by a participant such award will, unless otherwise provided under the Second Amended 2008 Incentive Plan or determined by the committee in accordance with the Second Amended 2008 Incentive Plan, be forfeited by the participant. Set forth below are the specific types of awards authorized to be made by the committee under the Incentive Plan:

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Non-qualified and Incentive Stock Options.    The committee is authorized to grant either incentive stock options or stock options not intended to qualify as incentive stock options. The committee determines the exercise price per share purchasable under an option, which, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”), will not be less than the fair market value of a share of common stock on the date of grant (unless the stock option is granted in substitution or exchange for options or awards of a company involved in a corporate transaction with the company or its subsidiary). The committee is not otherwise permitted to reduce the exercise price of an outstanding option. The committee determines the time or times at which an option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by which shares are delivered or deemed to be delivered to participants. Options expire not later than ten years after the date of grant; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with the company and its affiliates terminates. Incentive stock options comply with section 422 of the Internal Revenue Code.

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Stock Appreciation Rights.    The committee is authorized to grant stock appreciation rights, which give the recipient the right to receive, upon exercise, for each share covered by the stock appreciation rights the excess of the fair market value of one share on the date of exercise over the base price of the stock appreciation rights as determined by the committee as of the date of grant, which base price, subject to adjustment for certain changes in the company’s capital structure (described below under “Changes in Capital”), may not be less than the fair market value of a share of common stock on the date of grant (unless the stock appreciation right is granted in substitution or exchange for awards of a company involved in a corporate transaction with the company or its subsidiary). The committee is not otherwise permitted to reduce the base price of an outstanding stock appreciation right. Stock appreciation rights expire not later than ten years after the date of grant.

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Restricted Stock and Restricted Stock Units.    The committee is authorized to grant restricted stock and restricted stock units. Restricted stock awards are shares of common stock that are awarded to a participant subject to such restrictions as the committee may impose, including vesting conditions and restrictions on the transfer of the shares of restricted stock. Restricted stock units are denominated in shares of common stock, except that no shares are issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of common stock, a cash payment based on the value of shares of common stock or a combination of shares and cash. Generally, an award of restricted stock or restricted stock units must vest either (1) in full at the expiration of a period of not less than three years from the date of grant or (2) proportionally over a vesting period of not less than three years from the date of grant, except that the award may vest earlier in cases of death, disability or retirement, as the committee shall determine, or on a change of control as provided in the Second Amended 2008 Incentive Plan. The committee is generally not permitted otherwise to accelerate the vesting of restricted stock or restricted stock units. However, the Second Amended 2008 Incentive Plan permits the committee to make awards of special restricted stock or special restricted stock units that have vesting conditions other than those described above with respect to a limited aggregate amount specified in the plan, as described below under “Limitations on the Numbers of Awards — Certain Special Awards.” Performance-based restricted stock and performance-based restricted stock units will generally be forfeited unless preestablished performance goals (as described below under “Performance Awards”) specified by the committee are met during the applicable restriction period of at least one year. Except as otherwise determined by the committee, upon termination of employment (as determined by the committee) during the applicable restriction period, restricted stock or restricted stock units that are at that time subject to restrictions will be forfeited and returned to the company. Unless otherwise determined by the committee, cash dividends and other distributions made or paid with respect to the shares underlying an award of restricted stock or performance-based restricted stock will be held in escrow, and may (but need not) be reinvested as determined by the committee and such dividends and other distributions will be paid to the participant, together with interest or other earnings thereon, if any, at the time the related shares are delivered to the participant.

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Performance Awards.    The committee is authorized to grant performance awards conditioned upon the achievement of specified performance goals. Performance awards, performance-based restricted stock and performance-based restricted stock units are intended to be “qualified performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code and are generally paid or vested solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of section 162(m) of the Code and the regulations thereunder. The performance goal is the attainment of preestablished levels of net income, earnings, reserve replacement, cash flow, net cash flow from operations, sales, production, cost of production, margins, capital expenditures, market capitalization, market price per share, return on equity, return on assets, return on capital employed, earnings per share, net asset value, book value per share or total shareholder return, in each case, in relation to the company or its subsidiaries or any business unit of either or in comparison to a designated group of other companies or an index or other subject of comparison, all as determined by the committee. A performance award may be denominated in shares of common stock, shares equivalents, units or cash, and may be payable in cash, shares of common stock, other awards, or other property, and have such other terms as are determined by the committee.

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Dividend Equivalents.    The committee is authorized to grant dividend equivalents, representing an amount equal to regular dividends paid on a share of the company’s common stock. The committee may provide that dividend equivalents will be paid or distributed when accrued or be reinvested in additional shares or awards, or otherwise reinvested. Dividend equivalents may not, however, be granted with respect to stock options or stock appreciation rights.

Stand-Alone, Additional, Tandem and Substitute Awards.    Awards granted under the Second Amended 2008 Incentive Plan may, in the discretion of the committee, be granted either alone or in addition to or in tandem with any other award granted under the Second Amended 2008 Incentive Plan or any award granted under any other plan of the company, any subsidiary, or any business entity to be acquired by the company. Generally, awards may not be granted in substitution for another award under the Second Amended 2008 Incentive Plan, or retroactively in tandem with another award under the Second Amended 2008 Incentive Plan at an exercise or base price lower than that of the previously granted award, without first obtaining stockholder approval of the grant. However, the committee may grant shares or awards under the Second Amended 2008 Incentive Plan in assumption of, or substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company involved in a corporate transaction with the company or its subsidiary.

Limitations on the Numbers of Awards.    In addition to the aggregate limit on the number of shares that may be made subject to awards under the Second Amended 2008 Incentive Plan, awards are also subject to the following limitations:

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Performance-Based Awards and Performance-Based Restricted Stock.    The maximum aggregate amount awarded under performance awards, performance-based restricted stock and performance-based restricted stock units to an individual participant in a single calendar year may not exceed 375,000 shares of common stock (or the fair market value of that number of shares on the award date).

•	Stock Options and Stock Appreciation Rights. Each individual participant may not receive in any year awards of options or stock appreciation rights exceeding 750,000 shares.

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Certain Special Awards.    No more than a total of 650,000 shares may be made subject to awards of special restricted stock and special restricted stock units granted during the term of the Second Amended 2008 Incentive Plan (as described above under “Terms of Awards — Restricted Stock and Restricted Stock Units”).

Change of Control Provisions.    The Second Amended 2008 Incentive Plan provides for potential acceleration of vesting or exercisability of awards, and other potential changes to awards, upon the occurrence of a change of control. A change of control will generally be deemed to occur in the following circumstances:

•	the acquisition of 20% or more of the outstanding voting stock of the company by any person or entity, other than acquisitions by Hess family members or Hess family-related entities;

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the persons serving as directors of the company as of the effective date of the Second Amended 2008 Incentive Plan, and those replacements or additions subsequently approved by a majority vote of the board, ceasing to make up at least a majority of the board;

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consummation (or, for awards granted prior to February 1, 2010, approval by the stockholders of the company) of a merger, consolidation or reorganization in which the stockholders of the company prior to the merger own 51% or less of the surviving corporation; or

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consummation (or, for awards granted prior to February 1, 2010, approval by the stockholders of the company) of a complete liquidation or dissolution of the company or sale of all or substantially all of the assets of the company, other than to a corporation more than 51% of which is owned after such sale by stockholders of the company prior to the sale.

In the event of a change of control, but subject to any contrary law or rule or provision of an award agreement that is in effect under the Second Amended 2008 Incentive Plan prior to the change of control, the committee may, in its discretion, provide that: (a) target performance goals of performance awards, performance-based restricted stock and performance-based restricted stock units will be deemed fully or partially achieved and those awards will be fully or partially earned and vested; (b) outstanding options and stock appreciation rights will become exercisable and vested; (c) restrictions, deferral limitations and forfeiture conditions applicable to any outstanding awards will lapse and those awards will be deemed fully vested; or (d) outstanding options or awards will be cashed out based on the highest price per share of the company’s common stock paid in any transaction reported on the securities exchange or trading system on which the common stock is then primarily traded or listed, or paid or offered in any transaction related to the change of control during the 60 days preceding the date of the change of control (or, in the case of stock options and stock appreciation rights, the fair market value of the common stock for the date on which that award is cashed out), reduced by the exercise price or base price of the award, if applicable. If options and other awards are not cashed out, participants will be entitled to receive, and the company will use its best efforts to cause, the surviving corporation, or other party, to the change of control transaction to grant to the participant, substitute options or other awards with respect to stock of that surviving corporation or other party, which substantially preserve the value, rights and benefits of the affected options and other awards, as determined by the committee. However, except as otherwise provided in any applicable award agreement, if the surviving or successor corporation to the company, or any other corporate party to the change of control transaction, does not assume, or substitute equivalent awards for, options or other awards outstanding under the Second Amended 2008 Incentive Plan, or in the event of a liquidation of the company, or if the employment of a holder of an outstanding option or award is terminated involuntarily without “cause” or by the holder for “good reason” (as those terms are defined in the Second Amended 2008 Incentive Plan) then, in general: (1) target performance goals of affected performance awards, performance-based restricted stock and performance-based restricted stock units will be deemed fully achieved and those awards and restricted stock will be fully earned and vested; (2) affected options and other awards will become fully exercisable and vested; and (3) all restrictions, deferral limitations and forfeiture conditions applicable to affected awards will lapse and those awards will be deemed fully vested.

Changes in Capital.    In the event a corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger, consolidation or spin-off, affects the company’s common stock such that an adjustment is necessary to prevent dilution or enlargement of participants’ rights under the Second Amended 2008 Incentive Plan, the committee will, in a manner it deems equitable, adjust the number and kind of shares that can be issued under the Second Amended 2008 Incentive Plan and outstanding awards and the plan’s limits on the number of shares that can be subject to awards, described above under “Limitations on the Numbers of Awards,” and the exercise price, base price or purchase price relating to awards (or make a cash payment for any outstanding award). In addition, the committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the Second Amended 2008 Incentive Plan in recognition of unusual or nonrecurring events affecting the company or any subsidiary or their financial statements, or in response to changes in applicable laws, regulations, rules or accounting principles.

Nontransferability.    Generally, a participant’s rights in any award may not be pledged, encumbered or hypothecated to or in favor of any party (other than the company or a subsidiary), nor be subject to any liability of any participant to any party. Unless otherwise determined by the committee, no award subject to any restriction is assignable or transferable by a participant otherwise than by will or the laws of descent and distribution or to the participant’s designated beneficiary. The committee may allow a participant to transfer his or her award (other than an incentive stock option) to an immediate family member or related trust or similar entity or another transferee.

Changes to the Second Amended 2008 Incentive Plan and Awards.    The board may amend, suspend or terminate the Second Amended 2008 Incentive Plan without the consent of stockholders or participants, except that any such amendment, suspension, or termination will be subject to the approval of the company’s stockholders within one year after such board action if (1) an amendment (a) increases the number of shares reserved for awards under the plan, (b) changes the class of participants eligible to receive awards under the plan, (c) decreases the plan’s minimum exercise price or base price requirements for options or SARs, (d) modifies or eliminates the plan’s prohibitions on re-pricing or substituting outstanding awards, or (e) materially increases the benefits to participants under the plan or (2) the board determines that stockholder approval is required by any applicable law, regulation or stock exchange rule, or is otherwise for any reason advisable. The committee may, unless expressly prohibited by the Second Amended 2008 Incentive Plan, also waive any conditions or rights under, or amend, suspend, or terminate, any outstanding award and any related award agreement. However, without the consent of an affected participant, no amendment, suspension, waiver, or termination of the Second Amended 2008 Incentive Plan or any award may materially impair the previously accrued rights of any participant under his or her outstanding award, unless the board or the committee determines that the action is required or advisable to comply with any law, rule or accounting standard, or is not reasonably likely to significantly diminish the benefits provided under the award.

The Second Amended 2008 Incentive Plan prohibits the company from reducing the exercise price or base price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR with a new option or SAR that has a lower exercise price or base price, or with any other type of new award or a cash payment, except in connection with a corporate transaction involving the company, or as described under “Changes in Capital” above, without first obtaining stockholder approval.

Duration of Second Amended 2008 Incentive Plan.    The plan became effective as of the date of the 2008 annual meeting and will continue in effect until all shares of common stock available under the Second Amended 2008 Incentive Plan are delivered and all restrictions on those shares have lapsed, unless the Second Amended 2008 Incentive Plan is terminated earlier by the board. However, no awards may be granted under the Second Amended 2008 Incentive Plan on or after May 7, 2018.

Non-United States Participants.    The committee may authorize appropriate procedures and subplans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the Second Amended 2008 Incentive Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Forfeiture.    The Second Amended 2008 Incentive Plan authorizes the committee to provide for the forfeiture or recoupment of a participant’s awards in certain situations, such as the termination of the participant’s employment for cause or due to voluntary resignation, serious misconduct, breach of noncompetition, confidentiality or other restrictive covenants, or other activity detrimental to the business, reputation or interests of the company and/or any subsidiary. If the company is required to prepare an accounting restatement (a) due to the company’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, if a participant knowingly or grossly negligently engaged in, or failed to prevent, that misconduct, or if a participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the participant will be obligated to reimburse the company the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the relevant financial document, and (b) the committee may in its discretion provide that if the amount earned under any participant’s award is reduced by such restatement, that participant will reimburse the company the amount of the reduction previously paid in settlement of that award.

Tax Withholding Obligations.    The Second Amended 2008 Incentive Plan authorizes the company and its subsidiaries to withhold all applicable taxes from any award or payment under the Second Amended 2008 Incentive Plan and to take other actions necessary or advisable to satisfy those tax obligations.

Certain Federal Income Tax Consequences of the Second Amended 2008 Incentive Plan

The following is a brief and general summary of certain federal income tax consequences applicable to transactions under the Second Amended 2008 Incentive Plan. The consequences of transactions depend on a variety of factors, including a participant’s tax status. References to “the company” in this summary of tax consequences mean Hess Corporation, or any subsidiary of Hess Corporation that employs or receives the services of a recipient of an award under the Second Amended 2008 Incentive Plan, as the case may be.

•

Incentive Stock Options.    A participant will not recognize any income upon the grant of an incentive stock option or, assuming requirements of the Second Amended 2008 Incentive Plan and the Internal Revenue Code are met, upon exercise thereof. If the shares are disposed of by the participant more than two years after the date of grant of the incentive stock option, and more than one year after those shares are transferred to the participant, any gain or loss realized upon the disposition will be a long-term capital gain or loss, and the company will not be entitled to any income tax deduction in respect of the option or its exercise. If the participant disposes of the shares within either such period in a taxable transaction, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the exercise price will be compensation taxable to the participant as ordinary income, and the company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If the amount realized upon that disqualifying disposition exceeds the fair market value of the shares on the exercise date, the excess will be a capital gain. If the exercise price exceeds the amount realized upon such disqualifying disposition, the difference will be a capital loss.

•

Non-Qualified Stock Options.    Upon the grant of a non-qualified stock option, a participant will not recognize any taxable income. Generally, at the time a non-qualified stock option is exercised, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, in an amount equal to the difference between the fair market value on the exercise date of the shares of common stock purchased upon exercise and the exercise price. Upon a subsequent disposition of the shares, the participant will realize either long-term or short-term capital gain or loss, depending upon the holding period of the shares.

•

Stock Appreciation Rights.    Upon the grant of a stock appreciation right, a participant will not recognize any taxable income. Generally, at the time a stock appreciation right is exercised, a participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding) plus the fair market value on the exercise date of any shares of common stock received.

•

Restricted Stock.    A participant will not realize any income upon the award of restricted stock that is not transferable and is subject to a substantial risk of forfeiture. Generally, unless a participant has made an election under section 83(b) of the Internal Revenue Code, at the time the vesting terms and conditions applicable to restricted stock are satisfied, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a deduction, equal to the then fair market value of the common stock on the vesting date, together with the amount of any accrued dividends and any interest thereon received by the participant.

•

Restricted Stock Units.    Upon the grant of restricted stock units, a participant will not recognize any taxable income. Generally, the participant will recognize compensation taxable as ordinary income, and the company will generally be entitled to a tax deduction, in an amount equal to any cash received (before applicable withholding), plus the then-current fair market value of any shares of common stock received, by the participant upon settlement of the restricted stock units.

•

Performance Awards, Other Stock-based Awards and Dividend Equivalents.    The granting of a performance award, other stock-based award or dividend equivalent right will not result in the recognition of taxable income by the participant or a tax deduction by the company. The payment or settlement of a performance award, other stock-based award or dividend equivalent right generally results in immediate recognition of taxable ordinary income by the participant equal to the amount of any cash received or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the company will be entitled to a corresponding tax deduction.

Under section 162(m) of the Internal Revenue Code, the company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the company’s principal executive officer or any one of the company’s other three highest paid executive officers, other than the principal executive officer or principal financial officer, who are employed by the company on the last day of the company’s taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by the company’s stockholders is not subject to this deduction limitation.

The Second Amended 2008 Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the Second Amended 2008 Incentive Plan will be qualified performance-based compensation and deductible without regard to the limitations otherwise imposed by section 162(m) of the Internal Revenue Code. The Second Amended 2008 Incentive Plan allows the committee discretion to award performance awards, performance-based restricted stock and performance-based restricted stock units that is intended to be qualified performance-based compensation for purposes of section 162(m).

Under certain circumstances, accelerated vesting, exercise or payment of awards under the Second Amended 2008 Incentive Plan in connection with a “change of control” of the company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the company would be denied a tax deduction for the excess parachute payment.

STOCKHOLDER PROPOSAL

The company has received notice from The Treasurer of the State of North Carolina Equity Investment Pooled Fund, represented by the North Carolina State Treasurer, 325 North Salisbury Street, Raleigh, NC 27603-1385, which has continuously held 69,655 shares of the company’s common stock since September 2010, of its intention to present the following resolution for action at the annual meeting. The proponent also furnished the supporting statement immediately following the resolutions. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Hess Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of by the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS STATEMENT

For the reasons discussed below the board of directors does not recommend a vote FOR or AGAINST the stockholder proposal.

This stockholder proposal recommends that the board of directors of the Company act to implement the election of all directors each year.

In 2007, the Company received a substantially identical stockholder proposal to declassify the board. At that time, the board determined to put the proposal before the stockholders without any recommendation as to how to vote.

In 2008, after careful deliberation of the corporate governance and nominating committee and the full board of directors, and taking into account the level of stockholder support for the 2007 proposal, the board submitted for stockholder approval amendments to the certificate of incorporation and by-laws to eliminate the classified board structure and provide for the annual election of directors commencing with the 2009 annual meeting. The approval by a vote of 80% of the shares of common stock outstanding is required to effect such amendments.

The proposed amendments failed to receive sufficient support of stockholders at the 2008 annual meeting to be adopted.

The board does not believe it is worthwhile to expend the time and resources to repropose such amendments so soon after the amendments failed to garner the requisite support of stockholders. The arguments for declassification set forth in the proponent’s supporting statement are essentially the same arguments made in 2007. Therefore, the board has no reason to believe that a different result would be obtained if these amendments were again submitted to stockholders. For these reasons, in addition to those expressed below, the board is not in favor of the proposal.

Nevertheless, the board recognizes that declassification continues to be a subject of interest for stockholder groups and other constituencies and has decided again to put the stockholder proposal to a vote by all stockholders without a recommendation. In order for stockholders to make an informed decision on this proposal, the board believes it is important to consider the potential benefits that classified boards offer together with the proponent’s contrary arguments.

As was the case when our stockholders approved the classified structure in 1985, our board recognizes the substantial benefits of a classified structure in promoting continuity and stability of strategy, oversight and policies. In our industry in particular, a long-term focus is critical. The time horizon required for successful exploration, development and production of oil and gas resources makes it vital that we have a board that understands the implications of this and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and its operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the long-term value of the Company.

A classified board also enhances the ability of the Company to maximize stockholder value in the event of an unsolicited takeover proposal. A classified board provides the Company valuable leverage to negotiate effectively on behalf of all stockholders. By requiring two election cycles to take control of the board, the classified structure requires that a potential buyer negotiate with a board consisting of a majority of seasoned directors who are independent of the potential acquirer, and hence allows the board to evaluate the adequacy and fairness of an acquisition proposal, carefully evaluate potential alternatives and negotiate on behalf of all stockholders. Rather than insulating the Company from a successful takeover proposal or the consummation of a potential transaction, a classified board can increase the likelihood that a board will have the opportunity to negotiate and obtain the best possible result for the Company and its stockholders.

A principal rationale advanced by many advocates of declassified boards, including the proponent, is that classification reduces director accountability to stockholders. However, these concerns about reduced accountability may be overstated, particularly amid the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years. Moreover, in 2011 the Company amended its by-laws to adopt a majority voting standard in uncontested elections of directors, thereby greatly enhancing accountability of our directors.

The board believes that stockholders should consider both the arguments in favor of and against classified boards in voting on this stockholder proposal. Approval of this stockholder proposal will not automatically eliminate our classified board. As in the past, the board will carefully consider the views of our stockholders as expressed in the vote on this proposal. If this proposal is approved by stockholders, the board will then consider whether to approve and submit to stockholders at next year’s annual meeting proposed amendments to the company’s certificate of incorporation and by-laws that would declassify the board.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

The cost of preparing and mailing the notice of internet availability of proxy materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $30,000, exclusive of expenses.

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement, a copy of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or the company’s proxy statement.

The information provided on the company’s website (www.hess.com) is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report, shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Submission of Stockholder Proposals for 2013

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2013 annual meeting of stockholders must be received by the corporate secretary at the address below no later than November 23, 2012. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the company’s proxy materials. Proposals should be addressed to:

Hess Corporation

1185 Avenue of the Americas

New York, N.Y. 10036

Attn: Corporate Secretary

Notice of any stockholder proposal for the 2013 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 6, 2013.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy card if they have requested a paper copy of proxy materials and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card or the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

GEORGE C. BARRY

Secretary

New York, New York

March 23, 2012

Annex A

SECOND AMENDMENT TO THE

HESS CORPORATION 2008 LONG-TERM INCENTIVE PLAN (THE “PLAN”)

W I T N E S S E T H:

WHEREAS, Hess Corporation (the “Corporation”) maintains the Plan;

WHEREAS, pursuant to Section 11.01 of the Plan, the Board of Directors of the Corporation may amend the Plan subject to the approval by the Corporation’s shareholders of certain specified amendments, including, in relevant part, any increase in the number of shares reserved for awards under the Plan;

WHEREAS, the Board of Directors of the Corporation adopted a prior amendment to the Plan on March 3, 2010, and such amendment became effective as of May 5, 2010, which is the date on which such amendment was approved by the Corporation’s shareholders at the Corporation’s 2010 annual meeting of shareholders; and

WHEREAS, the Corporation desires to further amend the Plan as provided herein.

NOW, THEREFORE, the Corporation hereby further amends the Plan as follows:

1.	Subject to approval by the shareholders of the Corporation at the Corporation’s 2012 annual meeting of shareholders, and effective as of the date of such shareholder approval, the second and penultimate sentences of Section 4 of the Plan are amended to respectively read as follows:

“Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan during the term hereof shall be (a) 29,000,000 Shares, plus (b) up to 6,456,000 Shares subject to outstanding stock options or other awards under the Hess Corporation Second Amended and Restated 1995 Long-Term Incentive Plan (the “Prior Plan”) to the extent that on or after December 31, 2011, such stock options or other awards are forfeited or such a stock option or other award is settled or terminates without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such stock option or other award) (the “Share Reserve”).”

“Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to 29,000,000 Shares, as adjusted pursuant to this Section 4, but without application of the foregoing provisions of this sentence or the provisions of the first sentence of this Section 4 concerning Shares subject to certain stock options or other awards under the Prior Plan.”

2.	(a) In the event of any conflict between the terms of this Second Amendment and the terms of the Plan, the terms of this Second Amendment shall take precedence.

A-1

Except as expressly modified herein, the Plan shall remain in full force and effect throughout the entire term of the Plan.

(b)	The validity, interpretation, construction and performance of this Second Amendment shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

(c)	This Second Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Date of this Second Amendment: March 7, 2012

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Hess Corporation	INTERNET http://www.proxyvoting.com/hes Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#    Fulfillment#

70889          70909

ê FOLD AND DETACH HERE ê

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR all nominees in Proposal 1, and FOR Proposals 2, 3 and 4 but does not recommend a vote FOR or AGAINST Proposal 5.

1.	Election of the following nominees as Directors for three-year terms expiring in 2015.

Nominees:	FOR	AGAINST	ABSTAIN

1.1 J.B. Hess	☐	☐	☐

1.2 S.W. Bodman	☐	☐	☐

1.3 R. Lavizzo-Mourey	☐	☐	☐

1.4 C.G. Matthews	☐	☐	☐

1.5 E.H. von Metzsch	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2012.	☐	☐	☐

3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐

4. Approval of an amendment to the 2008 long-term incentive plan.	☐	☐	☐

5. Stockholder proposal recommending that the Board of Directors take action to declassify the Board.	☐	☐	☐

Receipt of Notice of the Annual Meeting and of the 2012 Proxy Statement is hereby acknowledged.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

You can now access your Hess Corporation account online.

Access your Hess Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Hess Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The 2012 Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/hes

ê  FOLD AND DETACH HERE  ê

HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2012

The undersigned hereby appoints JOHN B. HESS and GREGORY P. HILL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 2, 2012, at 2:00 p.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4 and will not be voted on Proposal 5 each as set forth on the reverse side of this card.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# Fulfillment# 70889 70909

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/hes
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
Hess Corporation	OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 21643	Fulfillment# 21647
▼ FOLD AND DETACH HERE ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)
The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4 but does not recommend a vote FOR or AGAINST Proposal 5.	Please mark your votes as indicated in this example	☒

1.	Election of the following nominees as Directors for three-year terms expiring in 2015.						FOR	AGAINST	ABSTAIN
	Nominees: 1.1 J.B. Hess 1.2 S.W. Bodman 1.3 R. Lavizzo-Mourey 1.4 C.G. Matthews 1.5 E.H. von Metzsch	FOR ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐	2.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2012.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
					3.	Advisory approval of the compensation of our named executive officers.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
					4.	Approval of an amendment to the 2008 long-term incentive plan.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
					5.	Stockholder proposal	☐	☐	☐
recommending that the Board of Directors take action to declassify the Board.
Receipt of Notice of the Annual Meeting and of the 2012 Proxy Statement is hereby acknowledged.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

Signature	Signature	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The 2012 Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/hes

▼ FOLD AND DETACH HERE ▼

HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 2, 2012

The undersigned hereby appoints JOHN B. HESS and GREGORY P. HILL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 2, 2012, at 2:00 p.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposals 2, 3 and 4 and will not be voted on Proposal 5 each as set forth on the reverse side of this card.

Additional instructions for Hess Corporation Savings Plan Participants: Participants and Beneficiaries who do not vote the stock in the Company Stock Fund attributable to their accounts shall be deemed to have directed J.P. Morgan as Trustee to vote such stock on each proposal in the same proportion as other participants in the Plan vote.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 21643	Fulfillment# 21647